                                                                    EXHIBIT 2.1




                          AGREEMENT AND PLAN OF MERGER


                             DATED AUGUST 11, 1999


                                     AMONG


                              JABIL CIRCUIT, INC.


                             JG ACQUISITION, INC.,


                            GET MANUFACTURING, INC.


                                      AND


                                 MR. SHIN FANG

                               TABLE OF CONTENTS

                                                                                                  PAGE
                                                                                                  ----


1.          Definitions..............................................................................1



2.          The Merger...............................................................................6
            2.1         The Merger...................................................................6
            2.2         Effectiveness of the Merger..................................................7


3.          Conversion of GET Shares.................................................................7
            3.1         Conversion of GET Shares and GET Options.....................................7
            3.2         Issuance of Jabil Shares; Escrow of Jabil Shares.............................8
            3.3         Exchange of GET Shares.......................................................8
            3.4         Closing of Corporation's Transfer Books......................................9
            3.5         Fractional Share.............................................................9


4.          Closing..................................................................................9
            4.1         Closing Date.................................................................9
            4.2         Actions to be Taken at the Closing...........................................9


5.          GET's Representations and Warranties....................................................11
            5.1         Organization; Power and Authority; Authorization; Due Execution;
                        No Conflicts................................................................11
            5.2         Title.......................................................................12
            5.3         Properties and Improvements.................................................12
            5.4         Other Assets of the Companies...............................................12
            5.5         Claims; Litigation; Compliance with Laws; Approvals.........................13
            5.6         Agreements; Contracts; Warranties...........................................14
            5.7         Proprietary Rights..........................................................15
            5.8         Employees; Employee Benefits................................................16
            5.9         Insurance...................................................................18
            5.10        Financial Statements........................................................18
            5.11        Undisclosed Liabilities.....................................................18
            5.12        Taxes.......................................................................19
            5.13        Absence of Changes or Events................................................20
            5.14        Environmental and Occupational Matters......................................22
            5.15        Subsidiaries................................................................22
            5.16        Capitalization..............................................................23





            5.17        Bank Accounts...............................................................23
            5.18        Guarantees..................................................................23
            5.19        Related Parties.............................................................23
            5.20        Brokers.....................................................................24
            5.21        Year 2000 Compliance........................................................24
            5.22        Disclosure..................................................................24


6.          Additional Representations and Warranties of Mr. Fang...................................24


7.          Jabil's Representations and Warranties..................................................25
            7.1         Organization; Power and Authority...........................................25
            7.2         Authorization; Due Execution; No Conflicts..................................25
            7.3         SEC Statements, Reports and Documents.......................................26
            7.4         Brokers.....................................................................27
            7.5         No Material Adverse Change..................................................27
            7.6         Jabil Shares................................................................27


8.          Covenants Pending the Closing...........................................................27
            8.1         Conduct Through the Closing Date............................................27
            8.2         Approvals and Consents......................................................28
            8.3         Advice of Changes...........................................................28
            8.4         Notice of Litigation........................................................28
            8.5         Access to Properties and Records; Inspection................................28
            8.6         Supplemental Information and Documents......................................29
            8.7         Affiliate Agreements........................................................29
            8.8         Blue Sky Laws...............................................................29
            8.9         Tax-Free Reorganization.....................................................29
            8.10        Pooling Accounting..........................................................30
            8.11        Filings.....................................................................30
            8.12        Restrictions on Resale......................................................30
            8.13        Non-Disclosure Agreement....................................................31
            8.14        Registration Agreement......................................................31
            8.15        Escrow Agreement............................................................31
            8.16        Other Actions...............................................................31


9.          Conditions Precedent to the Parties' Obligations to Close...............................31
            9.1         Conditions Precedent of Jabil...............................................31
            9.2         Conditions Precedent of GET.................................................32





10.         Default; Termination of Agreement.......................................................33
            10.1        Default.....................................................................33
            10.2        Termination.................................................................33


11.         Indemnification.........................................................................34
            11.1        Indemnification by the Shareholders.........................................34
            11.2        Indemnification by Jabil....................................................35
            11.3        Claims for Indemnification..................................................35
            11.4        Third Party Claims..........................................................36
            11.5        Limits on Indemnification...................................................36
            11.6        Representative..............................................................37
            11.7        Tax Indemnification Procedure...............................................38
            11.8        Consideration...............................................................40


12.         Miscellaneous...........................................................................40
            12.1        Notices.....................................................................40
            12.2        No Waiver...................................................................41
            12.3        Successors and Assigns......................................................41
            12.4        Severability................................................................41
            12.5        Entire Agreement; Amendment.................................................42
            12.6        Cost of Litigation..........................................................42
            12.7        Interpretation..............................................................42
            12.8        Legend......................................................................43
            12.9        Counterparts................................................................43
            12.10       Applicable Law..............................................................43
            12.11       Expenses....................................................................43
            12.12       Press Releases..............................................................43
            12.13       Further Assurances..........................................................43
            12.14       Transfer Taxes..............................................................44


                             Exhibits and Schedules


Schedules
---------

Schedule 3.2........................   -   Share Ownership/Payment Instructions
Schedule 4.2........................   -   Affiliates of Mr. Fang
Schedule 5.1(d).....................   -   No Conflicts
Schedule 5.1(e).....................   -   Jurisdictions Where Qualified
Schedule 5.2........................   -   Exceptions to Title
Schedule 5.3........................   -   Properties & Improvements
Schedule 5.4........................   -   Assets
Schedule 5.5........................   -   Claims; Litigation; Compliance with Laws; Approvals
Schedule 5.6........................   -   Agreements; Contracts; Warranties
Schedule 5.7........................   -   Proprietary Rights
Schedule 5.8........................   -   Employees; Employee Benefits
Schedule 5.9........................   -   Insurance
Schedule 5.11.......................   -   Undisclosed Liabilities
Schedule 5.12(d)....................   -   Audited Tax Returns
Schedule 5.12(f)....................   -   Understatement Penalties
Schedule 5.13.......................   -   Absence of Changes or Events
Schedule 5.14.......................   -   Environmental & Occupational Matters
Schedule 5.15.......................   -   Subsidiaries
Schedule 5.16.......................   -   Capitalization
Schedule 5.17.......................   -   Bank Accounts
Schedule 5.18.......................   -   Guarantees
Schedule 5.19.......................   -   Related Parties
Schedule 5.20.......................   -   Brokers (GET)
Schedule 5.21.......................   -   Year 2000 Compliance
Schedule 7.4........................   -   Brokers (Jabil)
Schedule 8.7........................   -   Affiliate Agreements

Exhibits
--------

Exhibit A   ........................   -   Transmittal Letter
Exhibit B   ........................   -   Escrow Agreement
Exhibit C   ........................   -   Voting Agreement
Exhibit D   ........................   -   Officer's Certificate - Jabil
Exhibit E   ........................   -   Opinion of HMS&C
Exhibit F   ........................   -   Registration Rights Agreement
Exhibit G   ........................   -   Jabil Affiliate Agreement
Exhibit H   ........................   -   Officers' Certificates - GET
Exhibit I   ........................   -   Deleted
Exhibit J   ........................   -   GET Affiliate Agreement
Exhibit K   ........................   -   Noncompetition Agreement

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

         This Agreement is made on August 11, 1999, among Jabil Circuit, Inc., a Delaware corporation ("Jabil"), JG Acquisition, Inc., a Michigan corporation and wholly-owned subsidiary of Jabil ("Merger Sub"), GET Manufacturing, Inc., a corporation organized under the laws of the British Virgin Islands ("GET") and Mr. Shin Fang ("Mr. Fang"). Certain capitalized terms used in this Agreement are defined or referenced in Section 1 below.

                                    RECITALS
                                    --------

         A...........GET is engaged in the business of electronics contract manufacturing.

         B...........Mr. Fang and his affiliates are the beneficial owners of
5,535,233 shares of common stock, $0.01 par value, of GET (the "GET Shares"), which constitute 38.48% of the issued and outstanding capital stock of GET.

         C...........The Parties intend for Merger Sub to be merged with and into GET, with GET being the survivor (the "Merger").

         D...........In connection with the Merger, the parties have agreed to take certain actions, all as described in this Agreement and in the Related Agreements.

         E...........The parties intend for the Merger to be treated as a pooling of interests for accounting purposes and as a tax-free reorganization.

         Therefore, the parties agree as follows:

1.       Definitions. As used in this Agreement:

         "Affiliated Group" means any affiliated group within the meaning of Code ss.1504(a) or any similar group defined under a similar provision of state, local or foreign law.

         "Agreement" is this Agreement and Plan of Merger.

         "Benefit Plans" is defined in Section 5.8(d) of this Agreement.

         "Claim Notice" is defined in Section 11.3(c) of this Agreement.

         "Claimant" is defined in Section 11.3(a) of this Agreement.

         "Closing" is defined in Section 4.1 of this Agreement.

         "Closing Date" is the date on which the Closing takes place.

         "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "Companies" means GET, along with all direct and indirect subsidiaries, corporate or otherwise, of GET.

         "Effective Date" means the date on which the Effective Time occurs.

         "Effective Time" is the time at which the Merger becomes effective pursuant to Section 2.2 of this Agreement.

         "Environmental Laws" means any Law which relates to pollution (or the clean up of the environment), or the protection of air, surface water, groundwater, drinking water, land (surface or subsurface), human health, the environment or any other natural resource or the use, storage, recycling, treatment, generation, processing, handling, production or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 USC ss.ss.9601 et seq. and 40 CFR ss.ss.302.1 et seq., and regulations thereunder; the Federal Clean Air Act, as amended, 42 USC ss.ss.7401 et seq., and regulations thereunder; the Resource Conservation and Recovery Act, 42 USC ss.ss.6901 et seq., as amended, and regulations thereunder; and the Federal Water Pollution Control Act, 33 USC ss.ss.1251 et seq., as amended, and regulations thereunder.

         "ERISA" is defined in Section 5.8(d) of this Agreement.

         "Equiserve" means Equiserve, LP, the transfer agent for Jabil.

         "Escrow Agent" means Comerica Bank, a national banking association.

         "Escrow Agreement" is defined in Section 3.2(b) of this Agreement.

         "Escrow Shares" is defined in Section 3.2(b) of this Agreement.

         "Exchange Act" is defined in Section 7.3 of this Agreement.

         "Fees and Costs" means reasonable legal (including attorneys' and legal assistants') fees, disbursements and costs; reasonable fees, disbursements and costs of third party consultants and experts; court costs; and similar items.

         "Final Determination" with respect to a Proceeding shall mean (a) a final decision with respect to the proposed adjustment by an IRS appeals officer, as evidenced by the issuance of a 90-day letter, IRS Form 870-AD or like notice, unless judicial proceedings are initiated, (b) a final decision with respect to the proposed adjustment by the United States Tax Court, Court of Federal Claims or the appropriate Federal District Court, unless such decision is appealed, (c) a final non-appealable decision of the United States Supreme Court or (d) the settlement of the proposed adjustment with the consent of the Indemnifying Party and the Claimant.

         "Financial Statements" is defined in Section 5.10 of this Agreement.

         "GAAP" means United States generally accepted accounting principles, consistently applied.

         "GET" is defined in the Introductory Paragraph of this Agreement.

         "GET Affiliate Agreement" is defined in Section 8.7 of this Agreement.

         "GET Shares" is defined in Recital B of this Agreement.

         "GET Stock Price" is defined in Section 3.1 of this Agreement.

         "Governmental Entity" is defined in Section 5.1(d).

         "Hazardous Materials" means asbestos-containing materials, mono- and polychlorinated biphenyls, urea formaldehyde products, radon, radioactive materials, any "hazardous substance", "hazardous waste", "pollutant", "Toxic Pollutant", "oil" or "contaminant" as used in, or defined pursuant to any Environmental Law, and any other substance, waste, pollutant, contaminant or material, including petroleum products and derivatives, the use, transport, disposal, storage, treatment, recycling, handling, discharge, Release, threatened Release, discharge or emission of which is regulated or governed by any Environmental Law.

         "HMS&C" means Honigman Miller Schwartz and Cohn, counsel to Jabil.

         "HSR Act" means the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         "IBCA" is defined in Section 2.1(a) of the Agreement.

         "Indemnifying Party" is defined in Section 11.3(a) of this Agreement.

         "Independent Public Accountants" means a firm of independent nationally recognized accountants mutually selected by Jabil and Mr. Fang.

         "IRS" means the Internal Revenue Service and any successor federal agency.

         "Jabil" is defined in the introductory paragraph of this Agreement.

         "Jabil Affiliate Agreement" is defined in Section 8.7 of this Agreement.

         "Jabil Balance Sheet" is defined in Section 7.3 of this Agreement.

         "Jabil Reports" is defined in Section 7.3 of this Agreement.

         "Jabil Shares" means the common shares of Jabil, par value $0.001 per share.

         "Jabil Stock Price" is defined in Section 3.1 of this Agreement.

         "Laws" means all applicable federal, state or local laws, zoning and other ordinances, rules, regulations, building and other codes, and court or administrative orders, judgments or decrees.

         "Liens" is defined in Section 5.2 of this Agreement.

         "Loss" shall mean and include any damage, liability, loss, claim, cost, debt, expense, obligation, tax, assessment, lawsuit or deficiency of any kind or nature, fixed, actual, accrued, liquidated or unliquidated, including, without limitation Fees and Costs incident to proceedings or investigations or the defense of any of the foregoing, whether or not litigation has commenced (each, a "Loss").

         "Merger" is defined in Recital C of this Agreement.

         "Mr. Fang" is defined in the Introductory paragraph of this Agreement.

         "Noncompetition Agreement" is defined in Section 4.2(f) of this Agreement.

         "Proceeding" is defined in Section 11.7(b)(ii) below.

         "Properties" is defined in Section 5.3 of this Agreement.

         "Proprietary Rights" are all know-how, marks, symbols, trademarks, trade names, service marks, copyrights, patents, trade secrets, licenses, source codes, object codes, inventions, logos and other intellectual property owned or used by any of the Companies.

         "Registration Rights Agreement" means the Registration Rights Agreement among Jabil and Mr. Fang, on behalf of himself and the other Shareholders, in the form attached hereto as Exhibit F.

         "Related Agreements" are all written agreements, other than this Agreement, which are executed and delivered pursuant to this Agreement in connection with the Merger or the other transactions contemplated by this Agreement.

         "Release" means spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposal, depositing and placing, including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Material.

         "Representative" is defined in Section 11.6 of this Agreement.

         "Ruling" means a formal ruling, a determination letter, a change in method of accounting letter or any similar announcement issued by the IRS.

         "SEC" is defined in Section 7.3 of this Agreement.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Shareholders" is defined in Section 5.16(c) of this Agreement.

         "Surviving Corporation" means GET.

         "Tax Authority" includes the IRS and any state, local, foreign or other governmental authority (domestic or foreign) responsible for the administration of any Taxes.

         "Tax Liability Issue" is defined in Section 11.7(b)(i) below.

         "Tax Loss" means any Loss arising out of, resulting from or relating to a breach of any representation, warranty or covenant contained in Section 5.12, 8.9, 8.10, 11.7 or 12.14 of this Agreement (relating specifically to Taxes).

         "Tax Return" or "Tax Returns" means any return, declaration, report, claim for refund, or information return or statement (including any schedule or attachment thereto) and any amendment thereof required to be filed with, or where none is required to be filed with a Tax Authority, the statement or other document issued by, a Tax Authority in connection with any Tax.

         "Taxes" means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes will include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), single business taxes, real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which GET is required to pay, withhold or collect, whether disputed or not, and will include any transferee or secondary liability in respect of any or all of the above and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.

         "Third-Party Claim" is defined in Section 11.4 of this Agreement.

         "Transactions" means any of the transactions contemplated by this Agreement or the Related Agreements.

         "Transmittal Letter" is defined in Section 3.2(a).

         "Treasury Regulation" or "Treasury Regulations" means any regulation promulgated under the Code including any amendments or any substitute or successor provisions thereto.

         "Underground Storage Tank" means any container and any related piping and material handling equipment of which any portion is located below the level of the soil at any Property, unless all piping and related material handling equipment is fully exposed and located in the basement of a building at such Property.

         "Voting Agreement" is defined in Section 4.2(d) of this Agreement.

         "Wilson Sonsini" means Wilson Sonsini Goodrich & Rosati, counsel to
GET.

         "Year 2000 Compliant" is defined in Section 5.21 of this Agreement.

2.       The Merger.

         2.1         The Merger.

                     (a) Subject to the terms and conditions of this Agreement, the Michigan Business Corporation Act and the International Business Companies Act ("IBCA"), at the Effective Time, Merger Sub will be merged with and into GET and the separate existence of Merger Sub will cease and GET will continue as the Surviving Corporation.

                     (b) Upon the effectiveness of the Merger:

                         (1) the Surviving Corporation will continue its
corporate existence under the laws of the British Virgin Islands and will possess all of the rights, privileges, immunities, powers, franchises and purposes of the constituent corporation;

                         (2) all property of the constituent corporations will
be the property of the Surviving Corporation (the title to any real estate vested by deed or otherwise in the constituent corporation will not revert or be in any way impaired by reason of the Merger); and

               (3) the Surviving Corporation will by operation of law assume all of the liabilities and duties of the constituent corporation.

           (c) The Memorandum of Association and Articles of Association of the Surviving Corporation will be substantially consistent with the Articles of Incorporation and Bylaws of Merger Sub and will remain such until amended.

           (d) The directors and officers of Merger Sub immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation, and will serve as such until their successors are duly elected and qualified in the manner provided in the Constitution of the Surviving Corporation, or their earlier death, resignation or removal. Prior to the Effective Time, Merger Sub will have the right, in its sole discretion, to add to or delete from its directors and officers.

       2.2 Effectiveness of the Merger. Articles of Merger will be filed with the Registrar of Companies of the British Virgin Islands simultaneously with the Closing. The Merger will become effective at the time at which the Articles of Merger are so filed.

3.     Conversion of GET Shares.

       3.1 Conversion of GET Shares and GET Options. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of GET Shares, each GET Share will be converted into and represent the right to receive that fraction of a Jabil Share as is equal to the quotient of the GET Stock Price divided by the Jabil Stock Price. For purposes of such calculation,
(a) the "Jabil Stock Price" shall be equal to the average closing price of Jabil Shares during the 30-trading day period ending five business days before the Closing Date; provided, however, that if such average closing price of Jabil Shares is less than $43.50 per share, then the Jabil Stock Price shall be $43.50, and if such average closing price is greater than $55, then such Jabil Stock Price shall be $55, and (b) the "GET Stock Price" shall equal to the quotient obtained by dividing $245,700,000 by the number of GET Shares outstanding on the date of this Agreement, calculated on a fully diluted basis using the treasury stock method. The method by which GET Shares will be converted into Jabil Shares is that method illustrated in Attachment 1 to this Agreement. Attachment 1 is included in this Agreement by way of example only and will not be used for any purpose other than for describing the methodology by which the calculations required by this Section 3.1 will be performed. Each outstanding share of Merger Sub shall continue to be outstanding and shall represent one share of the Surviving Corporation. The number of Jabil Shares to be issued to the Shareholders in the Merger pursuant to this Section 3.1 will be appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Jabil Shares), reorganization, recapitalization, or other like change with respect to Jabil Shares as to which the record date occurs after the date hereof and prior to the Effective Time. At the Effective Time, each outstanding option to purchase GET Shares, whether vested or unvested, will become exercisable for Jabil Shares, subject to the vesting provisions of the agreements and plans applicable to such options. Each option to purchase GET Shares will continue to have, and be subject to, the same terms and conditions set forth in such applicable agreements and plans, except that (x) the exercise price per share for Jabil Shares issuable upon exercise of each such option will be equal to the existing exercise price per Share multiplied by the quotient of the Jabil Stock Price divided by the GET Stock Price, and (y) the number of Jabil Shares subject to each such option will be equal to the existing number of GET Shares subject to such option multiplied by the quotient of the GET Stock Price divided by the Jabil Stock Price.

       3.2 Issuance of Jabil Shares; Escrow of Jabil Shares.

           (a) At and after the Effective Time, upon surrender, in accordance with the terms and conditions of the "Transmittal Letter", the form of which is attached as Exhibit A, to Jabil by each of the Shareholders of certificates for the number of GET Shares set forth opposite such Shareholder's name on Schedule
3.2 hereto, representing all of the GET Shares owned by such Shareholder, Jabil shall promptly issue and deliver directly to each such Shareholder a certificate, registered in the name of such Shareholder and representing approximately ninety (90%) percent of the total number of Jabil Shares into which such Shareholder's GET Shares have been converted, rounded up to the nearest whole share, as set forth opposite such Shareholder's name on Schedule
3.2 (subject to adjustment as set forth in Section 3.1 hereof).

           (b) In order to provide for the indemnity obligations of the Shareholders hereunder, Jabil shall deliver to the Escrow Agent a certificate representing the number of Jabil Shares as provided below. The Jabil Shares placed in escrow by Jabil shall represent ten percent (10%) of the total number of Jabil Shares into which the GET Shares have been converted, rounded down to the nearest whole share, (subject to adjustments as set forth in Section 3.1 hereof), (together with the Dividend Account (as defined in the Escrow Agreement) and any Dividend Shares (as defined in the Escrow Agreement (such shares, the Dividend Account and the Dividend Shares are collectively the "Escrow Shares")). The Escrow Agent shall hold and administer the Escrow Shares in accordance with the terms of an escrow agreement dated as of the Effective Date among Jabil, Mr. Fang, as representative of the Shareholders, and the Escrow Agent (the "Escrow Agreement") in the form of Exhibit B attached hereto. The parties acknowledge and agree that, for convenience purposes only, Jabil will issue the certificate evidencing the Escrow Shares in the name of the Escrow Agent, as escrow agent under the Escrow Agreement. The parties further acknowledge and agree that the Shareholders are the beneficial owners of the Escrow Shares, subject to the terms and conditions of the Escrow Agreement.

       3.3 Exchange of GET Shares. After the Effective Time, Equiserve will act as transfer agent for and on behalf of Jabil, in effecting the exchange of Jabil Shares for certificates that, before the Effective Time, represented GET Shares entitled to be exchanged for Jabil Shares pursuant to Sections 3.1 and
3.2 above. Upon the surrender and exchange of such holder's Share certificates, and delivery to Equiserve of executed Transmittal Letters, the holder will receive, without interest, that number of Jabil Shares to which such holder is entitled at such time under this Agreement, and each such certificate will be immediately cancelled. Until so surrendered and exchanged, (1) each such certificate will be deemed converted, and will represent solely the right to receive the Jabil Shares with respect to such certificate pursuant to Sections
3.1 and 3.2
above; and (2) holders of such certificates will not receive the Jabil Shares to which they would otherwise be entitled.

       3.4 Closing of Corporation's Transfer Books. At the Effective Time, each holder of a certificate or certificates that represents GET Shares will cease to have any rights as a shareholder of GET, except for the right to surrender such holder's certificate or certificates in exchange for Jabil Shares provided pursuant to Sections 3.1 and 3.2 above. The stock transfer books of GET will be closed and no transfer of GET Shares will thereafter be made. If, after the Effective Time, certificates representing GET Shares are presented to the Surviving Corporation or Equiserve they will be cancelled and exchanged for Jabil Shares as provided in Sections 3.1 and 3.2 above.

       3.5 Fractional Share. No fraction of a Jabil Share will be issued by virtue of the Merger, but in lieu thereof each holder of GET Shares who would otherwise be entitled to a fraction of a Jabil Share (after aggregating all fractional Jabil Shares to be received by such holder) will receive from Jabil an amount of cash (rounded to the nearest whole cent) equal to the product of
(a) such fractional share, multiplied by (b) the Jabil Stock Price.

4.     Closing.

       4.1 Closing Date. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Honigman Miller Schwartz and Cohn, 2290 First National Building, Detroit, Michigan at 10:00 a.m. on the later of September 1, 1999 or the third business day following the satisfaction or waiver of each condition set forth in Section 9.

       4.2 Actions to be Taken at the Closing.

           (a) At the Closing, Jabil will execute and/or deliver or cause to be executed and/or delivered the following documents:

               (1) Articles of Merger to be filed in respect of the Merger;

               (2) officers' certificate as provided in Exhibit D;

               (3) an opinion of HMS&C as provided in Exhibit E;

               (4) the Escrow Agreement;

               (5) the Registration Rights Agreement as provided in Exhibit F;

               (6) the Jabil Affiliate Agreement as provided in Exhibit G; and

               (7) such other documents as may be reasonably requested by GET.

           (b) At the Closing, each of GET and Mr. Fang, as appropriate, will deliver the following documents:

               (1) certified resolutions of the Board of Directors and shareholders of GET authorizing the execution and delivery of this Agreement and each Related Agreement to which it is a party and the consummation of the Merger;

               (2) a copy of the Constitution of GET (certified by an appropriate official as of a date within 30 days of the Closing
           Date) and a good standing certificate from the British Virgin Islands and each jurisdiction in which it is qualified to do business;

               (3) a certificate of the Secretary or an Assistant Secretary of GET in such form and substance as Jabil may reasonably request attesting as to the incumbency of each officer of GET who executes this Agreement or a Related Agreement, bylaws, resolutions and such other matters as Jabil may reasonably request;

               (4) the written resignations of the officers and directors of GET as requested by Jabil before the Closing Date, or documentation and indemnities in form and substance satisfactory to Jabil as to the removal, consistent with law, of any non-resigning officer or director;

               (5) Articles of Merger to be filed in respect of the Merger;

               (6) officers' certificate as provided in Exhibit H;

               (7) opinions of counsel to GET in the forms to be mutually agreed to by the parties prior to the Closing;

               (8) the Escrow Agreement;

               (9) the Registration Rights Agreements; and

               (10) such additional information and materials as Jabil may reasonably request.

           (c) Each of GET and Jabil will cause certificates of merger to be filed in accordance with Section 2.2 above and will use commercially reasonable efforts to take any and all other lawful actions and do any and all other lawful things necessary to effect the Merger and to enable the Merger to become effective.

           (d) On the date of this Agreement, Jabil and each of Mr. Fang and each affiliate of Mr. Fang listed on Schedule 4.2 hereof will execute and deliver a Voting Agreement and Irrevocable Proxy in the form of Exhibit C to this Agreement (the "Voting Agreement").

           (e) Prior to the Closing, the Shareholders will execute and deliver to Jabil the GET Affiliate Agreements, as provided in Exhibit J.

           (f) Prior to or at the Closing, Jabil and Mr. Fang will execute and deliver a Noncompetition Agreement in substantially the form of Exhibit K to this Agreement (the "Noncompetition Agreement");

           (g) GET and Jabil will use commercially reasonable efforts to execute and deliver such other documents and certificates as are required by the terms of this Agreement and the Related Agreements (including all governmental and third party consents required to be delivered by GET) or as may be reasonably requested by the other party.

5. GET's Representations and Warranties. GET represents and warrants to Jabil as follows, as of the date of this Agreement and as of the Closing Date:

       5.1 Organization; Power and Authority; Authorization; Due Execution; No Conflicts.

           (a) GET (1) is a corporation duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands, and (2) has the corporate power and authority to (A) own, operate and lease the properties it owns, operates and leases, (B) carry on its business as it is now being conducted, (C) enter into this Agreement and the Related Agreements to which it is a party and, (D) consummate the transactions contemplated by this Agreement and the Related Agreements, and (3) is duly qualified or licensed and is in good standing to do business in each jurisdiction in which the nature of the business conducted by it has made its qualification or licensing a legal requirement, except for those jurisdictions where the failure to be so qualified would not have a material adverse effect on the Companies, taken as a whole.

           (b) Each direct or indirect subsidiary of GET (1) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and (2) has the corporate power and authority to own, operate and lease the properties it owns, operates and leases and carry on its business as it is now being conducted, and (3) is duly qualified or licensed and is in good standing to do business in each jurisdiction in which the nature of the business conducted by it has made its qualification or licensing a legal requirement, except for those jurisdictions where the failure to be so qualified would not have a material adverse effect on it. GET has delivered to Jabil true and correct copies of the constituent documents of each of the Companies.

           (c) This Agreement and each Related Agreement to which GET is a party has been duly authorized by all necessary corporate action on the part of GET. Upon the execution and delivery of this Agreement and such Related Agreements, this Agreement and each such Related Agreement will constitute the legal, valid and binding obligation of GET, enforceable against GET in accordance with its terms, subject to judicial discretion regarding specific performance or other equitable remedies, and except as may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws relating to or affecting the enforcement of creditors' rights and remedies generally. No other corporate authorizations or proceedings on the part of GET are necessary to consummate the Merger or any of the other transactions contemplated by this Agreement.

           (d) Except as set forth in Schedule 5.1(d) to this Agreement, the execution, delivery and performance of this Agreement and the Related Agreements by GET will not (l) constitute a breach or violation (except to the extent that any such breach or violation would not have a material adverse effect on the Companies taken as a whole) of (A) GET's Constitution, (B) any Law, or (C) any material agreement, right, license, franchise, lease, indenture, deed of trust, mortgage, loan agreement or other material instrument to which any Company is a party or by which any Company is bound; (2) constitute a violation (except to the extent that any such violation would not have a material adverse effect on the Companies taken as a whole) of any order, judgment or decree to which any Company is a party or by which any Company's assets or properties are bound or affected; (3) result in the acceleration of any material debt owed by any Company; (4) result in the creation of any lien, charge or encumbrance upon the GET Shares or any properties or assets of any Company, except to the extent that such lien, change or encumbrance on any property or assets would not have a material adverse effect on the Companies taken as a whole; or (5) require any consent, approval, authorization or permit, that is material, of or from, or filing with or notification, that is material, to, any court, government, governmental authority or other regulatory or administrative agency or commission, domestic or foreign (each, a "Governmental Entity"), except (i) filing the Articles of Merger pursuant to the laws of the British Virgin Islands and the laws of the State of Michigan, and (ii) obtaining approval under the HSR Act.

           (e) Schedule 5.1(e) to this Agreement is a true and complete list of each jurisdiction in which each of the Companies is qualified or licensed to do business.

       5.2 Title. The Companies have good and marketable title to, and the right to use, all of its assets reflected in the most recent Financial Statement, as defined in Section 5.10, or acquired since the date of such Financial Statement, free and clear of all security interests, mortgages, liens, pledges, charges or encumbrances of any nature ("Liens"), except as set forth in Schedule 5.2 to this Agreement. There are no special assessments against any of each such Company's assets.

       5.3 Properties and Improvements. Schedule 5.3 to this Agreement truly and completely lists all of the real property owned or leased by any of the Companies (the "Properties"). Schedule 5.3 to this Agreement lists all options or any other right that any Company has to acquire any real property.

       5.4 Other Assets of the Companies.

           (a) All of the furniture, fixtures and equipment owned or leased by any of the Companies are in good operating condition, subject only to ordinary wear and tear, and are fit for their intended purpose.

           (b) All of the assets of the Companies are owned by one of the Companies, and, except as set forth on Schedule 5.4 to this Agreement, none of the Companies is leasing or holding on consignment, any equipment, furniture, fixtures or other personal property (other than consigned inventory).

       5.5 Claims; Litigation; Compliance with Laws; Approvals.

           (a) There are no claims of any nature pending or, to the knowledge of GET, threatened against any of the Companies, including claims arising out of or in connection with the operation of the business or of any of the properties of any of the Companies except (1) for such claims arising from goods sold or services rendered by the Companies in the ordinary course of its business which do not exceed in the aggregate $25,000 or (2) as set forth on
Schedule 5.5 to this Agreement.

           (b) Except as disclosed in Schedule 5.5 to this Agreement, (1) none of the Companies is: (A) a party to any litigation, proceeding or administrative investigation, and none is pending or, to the knowledge of GET, threatened in writing against or by any of the Companies or (B) subject to any outstanding order, writ, injunction or decree of any court, government or governmental authority or arbitration against or affecting it; and (2) to the knowledge of GET, there is not any reasonable basis for any litigation, proceeding or investigation of the nature described in clause (1)(A) above.

           (c) None of the Companies is in violation of, and none of the Companies was in violation of during the past five years, and GET's actions in the consummation of the Transactions do not violate or infringe, any Law, including any Law relating to any of the Companies' employment or employment practices or environmental or occupational safety or health, or any right or concession, copyright, trademark, trade name, patent, trade secret, know-how or other proprietary right of others, except where noncompliance or violation would not be reasonably expected to have a material adverse effect on the Companies, on a consolidated basis. The business and activities of the Companies (a) are presently being conducted in material compliance with all requirements of Law, including the filing with any Governmental Entity or other third party any statement, report, information or form required by Law, and all requirements of any Governmental Entities having jurisdiction over the business or activities of any such corporation, except where such noncompliance would not have a material adverse effect on the Companies taken as a whole, and (b) were not conducted in violation of any of such laws or such requirements within the past five (5) years. Except as set forth in Schedule 5.5, none of the Companies has, within the past five (5) years, received a notice of violation of, been threatened in writing with a charge of violating, or, to the knowledge of GET, been under investigation with respect to a possible violation of, any provision of any requirement, law, regulation, order or decree of any Governmental Entity which has not been complied with, rescinded or resolved.

           (d) The Companies have maintained all licenses and permits and have filed all registrations, reports and other documents required by local, state and federal authorities and regulating bodies in connection with its business, except where the failure to maintain or file such licenses, permits, registrations or reports would not have a material adverse effect on GET on a consolidated basis. All such licenses and permits will remain in full force and effect (without imposition of any material adverse condition, restriction, limitation, cost or penalty) notwithstanding the Merger. The Companies are in material compliance with all such licenses, permits and approvals, and there are no proceedings pending or, to the knowledge of GET, threatened, which may result in the material limitation, termination, cancellation or suspension, or any adverse modification of, any such license, permit or approval. Schedule 5.5 to this Agreement contains a full and complete list of all such licenses, permits and approvals.

       5.6 Agreements; Contracts; Warranties.

           (a) Schedule 5.6 contains a list of each agreement between one or more Companies, on the one hand, and any customer of any of the Companies, on the other hand, pursuant to which such Companies may be paid in the aggregate over the term of such agreement an amount in excess of 2% of the consolidated net revenues of GET for the 12-month period ended June 30, 1999.

           (b) With respect to the agreements and understandings identified on
Schedule 5.6 to this Agreement:

               (1) neither any Company, nor, to the knowledge of GET, the third parties to such agreements, are in material default nor has such default been asserted by any party, and there has not occurred any event which, with or without the passage of time or giving of notice (or both), would constitute such a default;

               (2) except as set forth on Schedule 5.6 to this Agreement, the Merger, in and of itself, will not terminate any such agreement (or impose any material restriction, limitation, cost or penalty on either the Companies or Jabil);

               (3) the Companies have performed in all material respects all of their obligations to the extent that such obligations can be determined as of the date of this Agreement and the Companies will perform in all material respects all remaining obligations prior to the Effective Time;

               (4) neither any of the Companies nor, to the knowledge of GET, the third parties to such agreements, has repudiated any provision of any such agreement;

               (5) except as set forth in Schedule 5.6 to the Agreement, failure to renew, cancellation, expiration or termination of any of the agreements identified on Schedule 5.6 to this Agreement in accordance with its terms would not materially adversely affect the business, properties, operations, assets, liabilities or condition (financial or otherwise) of GET on a consolidated basis; and

               (6) each outstanding bid and proposal to provide goods and to perform services and each agreement identified on Schedule 5.6 to this Agreement in force as of the Effective Date of the Merger was bid and entered into in contemplation of profitability in accordance with the ordinary course of business of the Companies.

           (c) Other than the agreements identified on Schedule 5.6 to this Agreement, there are no agreements necessary for the operation of the business of the Companies as presently conducted and in accordance with applicable Law and sound business practice.

           (d) GET has delivered to Jabil a true and complete copy of each written instrument or document (including all amendments thereto), and a true and complete written summary of each unwritten understanding, which is identified on Schedule 5.6 to this Agreement. Schedule 5.6 includes true and correct copies of all forms of customer agreements which are representative of those used by the Companies.

       5.7 Proprietary Rights. All of the Proprietary Rights which are registered, or as to which registration has been applied for, are listed or described on Schedule 5.7 to this Agreement and, except as disclosed in
Schedule 5.7 to this Agreement:

           (a) All of the Proprietary Rights listed on Schedule 5.7 are valid and in full force and effect.

           (b) One of the Companies is the sole owner of, or licensee under a valid license for, free from any liens, each of the Proprietary Rights.
Schedule 5.7 to this Agreement lists any Proprietary Rights licensed by any of the Companies from any third parties. The Companies own or have the right to use all proprietary rights that are necessary for the operation of their business as presently conducted, except where the failure to own or have the right to use such Proprietary Rights does not have a material adverse effect on GET on a consolidated basis.

           (c) Schedule 5.7 to this Agreement contains a true and complete list or description of all contracts, oral or written, pursuant to which any Company has authorized any person or entity to use, or pursuant to which any person or entity has the right to use, any of the Proprietary Rights, including, without limitation, on a temporary or trial basis.

           (d) Schedule 5.7 to this Agreement contains a true and complete list and description of all royalty or contingent compensation arrangements or other contracts, oral or written, regarding or pertaining to any Proprietary Rights.

           (e) No Proprietary Right presently being used, licensed or sold, or contemplated to be used, licensed or sold, by any Company violates or infringes in any material respect any rights owned or held by any other person or entity, enforceable in the United States, United Kingdom, China, Hong Kong or Mexico, and GET has no knowledge of any claim of any of the foregoing.

           (f) There is no pending or, to the knowledge of GET, threatened (in writing) claim or litigation against any of the Companies or any other person or entity contesting or, if decided adversely, affecting the right of any of the Companies to use, license or sell any Proprietary Right.

           (g) No patent, trademark, service mark, trade name, copyright, license, trade secret, invention, intellectual property right, know-how or other right presently being licensed, sold or employed, by any person or entity violates or infringes on, or may violate or infringe on, any Proprietary Rights, nor, to the knowledge of GET, is there any pending or proposed statute, law, rule, regulation, standard or code that may materially adversely affect any Proprietary Right presently being used, licensed or sold, or proposed to be used, licensed or sold by GET.

           (h) The Companies use and have used reasonable efforts to secure and maintain their and their customers' rights in their and their customers' proprietary rights. Without limiting the generality of the foregoing, each of the Companies' employees and independent contractors has executed, as appropriate, agreements protecting the confidentiality of such Proprietary Rights in substantially the forms provided to Jabil by GET.

       5.8 Employees; Employee Benefits.

           (a) Except as disclosed in Schedule 5.8 to this Agreement, none of the Companies has any collective bargaining or union contracts or agreements. There have not been any unfair labor practice complaints, material labor difficulties or work stoppages, or threats thereof, affecting any of the employees or activities of any of the Companies. To the knowledge of GET, there is no union campaign presently being conducted to solicit employees to authorize a union to request a national labor relations board certification election with respect to the employees of any of the Companies. Except as set forth in Schedule 5.8, any employees of the Companies may be terminated at will, with or without cause, without any material severance obligation.

           (b) The Companies have deducted and remitted to the relevant Governmental Entities all income taxes, unemployment insurance contributions and other taxes and amounts which they are required to deduct and remit to such governmental entity, and the Companies have made all required filings in respect thereof, except to the extent that any failure to deduct, remit or file is not reasonably expected to result in any material liability.

           (c) Except as set forth on Schedule 5.8 to this Agreement, the consummation of the transactions contemplated by this Agreement will not in and of itself (i) entitle any current or former employee of any of the Companies to severance pay, unemployment compensation or any other similar payment, or (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any such employee or former employee.

           (d) Schedule 5.8 lists all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all other bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, stock bonus, phantom stock, retirement, vacation, severance, disability, death benefit, welfare, holiday bonus, hospitalization, medical or other plan or arrangement, providing benefits to any current or former employee, officer or director of the Companies, or maintained or contributed to by the Companies or by any member of their controlled group(s) as defined in Code Sections 414(b), (c), (m), or (o) for the benefit of any employee, officer or director of any of the Companies (collectively, "Benefit Plans").

           (e) Except as set forth on Schedule 5.8, each Benefit Plan set forth in Schedule 5.8 which is intended by GET to be tax qualified under Section 401(a) of the Code has received a determination letter to that effect from the Internal Revenue Service and a copy of the most recent determination letter for each such Benefit Plan has been delivered to Jabil.

           (f) On or prior to the date of this Agreement, GET has delivered to Jabil true and complete copies of (i) each Benefit Plan or, in the case of any unwritten Benefit Plans, descriptions thereof, (ii) the most recent annual report filed with the appropriate Governmental Entity with respect to each Benefit Plan, if any such report was required, (iii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required, (iv) each trust agreement, group annuity contract or insurance contract relating to any Benefit Plan, and (v) the most recent actuarial report, if any, relating to any Benefit Plan.

           (g) None of the Companies nor any officer of any of the Companies or any of the Benefit Plans, or any trusts created thereunder, or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as defined in Code Section 4975 or ERISA Section 406) or any other breach of fiduciary responsibility that would subject any Company or any officer of any Company to a material tax or penalty on prohibited transactions or to any liability under ERISA.

           (h) Except as disclosed on Schedule 5.8, no such Benefit Plan that is an employee welfare benefit plan (as defined in ERISA Section 3(1)) provides benefits to current or future retirees or current or future former employees and their dependents, except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or applicable state continuation coverage law.

           (i) Each Benefit Plan and all related trust or other agreements conform in form and operation to, and comply with, all applicable laws and regulations, including, without limitation, ERISA and the Code, and all reports or information relating to each such Benefit Plan required to be filed with any Governmental Entity or disclosed to participants has been timely filed and disclosed.

           (j) Except as disclosed in Schedule 5.8, none of the Companies has announced a plan to create, nor does it have any legally binding commitment to create, any new arrangement which would, when established, constitute an employee benefit plan, as defined in Section 3(3) of ERISA.

           (k) All insurance premiums or contributions required, with respect to any Benefit Plan, have been paid in full and there exist no funding deficiencies within the meaning of Code Section 412 with respect to any Benefit Plan. Except as disclosed on Schedule 5.8, there are no known material retrospective adjustments provided for under any insurance contracts maintained pursuant to any Benefit Plan with regard to policy years or other periods ending on or before the Effective Time of the Merger.

           (l) Except as disclosed on Schedule 5.8, no Benefit Plan, or the deduction of any contributions thereto by any Company, is the subject of a current or pending audit by any Governmental Entity, and no litigation or asserted claims exist against any Company or any Benefit Plan or fiduciary with respect thereto, other than such benefit claims as are made in the normal operation of a Benefit Plan. There are no known facts which are reasonably expected to give rise to any action, suit, grievance, arbitration or other claim in connection with any Benefit Plan.

       5.9 Insurance. Schedule 5.9 to this Agreement contains a true and complete list of all policies of fire, liability, workers' compensation and other forms of insurance owned or held by any of the Companies (including coverages), and GET has made available for inspection by Jabil true and complete copies of all such policies. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received by any of the Companies with respect to any such policy. Such policies (a) are sufficient for material compliance with all requirements of Law and all agreements to which any of the Companies is a party; (b) are valid, outstanding and enforceable policies; (c) will remain in full force and effect through the Closing Date without the payment of additional premiums; and (d) will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.
Schedule 5.9 to this Agreement identifies all risks which any of the Companies has designated as being self-insured.

       5.10 Financial Statements. GET has delivered to Jabil (1) complete copies of its audited consolidated financial statements for the five (5) years ended March 31, 1999 and interim financial statements for the period from April 1, 1999 to June 30, 1999 with the corresponding accountants reports, including balance sheets and accompanying statements of profit and loss and related schedules of cost and expense for the covered periods (provided, however, that as of the date of this Agreement GET has not delivered audited consolidated financial statements for the fiscal year ended March 31, 1999 and has not delivered the reports, statements and schedules related to the interim financial statements). All of the foregoing, are referred to as the "Financial Statements." Each of the Financial Statements presents fairly and accurately the financial condition, assets and liabilities, results of operations and related costs and expenses of GET and the other Companies as of such dates and for the period then ended, and all of such statements were prepared in accordance with GAAP (except with respect to interim financial statements, for normal, non-material year-end adjustments and lack of footnotes). GET has not received any "management letter" in connection with any audit.

       5.11 Undisclosed Liabilities. Except for trade payables incurred by the Companies in the ordinary course of business since the date of the most recent Financial Statements, and except as set forth in Schedule 5.11 to this Agreement, the Companies do not have any liability or obligation of any kind (contingent or otherwise) not reflected on the most recent Financial Statements. There is no reasonable basis for the assertion of any claim or liability against any of the Companies which is not fully reserved against, as required by GAAP, in the Financial Statements.

       5.12 Taxes.

            (a) Each Company has timely filed (or has caused, or will cause, to be timely filed on its behalf either separately or as a member of a consolidated group of companies) all Tax Returns required to be filed by it with any Tax Authority with respect to Taxes for any period ending on or before the Effective Date, taking into account any valid and proper extension of time to file granted to or obtained on behalf of such Company, and all such Tax Returns are or, if not yet filed, will be, true, correct and complete in all material respects at the time of filing. All Taxes (whether or not shown on such Tax Returns) owed by any of the Companies have been timely paid in full. No deficiency for any amount of Taxes has been asserted or assessed or, to the knowledge of GET, has been threatened or is likely to be assessed by a Tax Authority against any of the Companies. No claim has ever been made by a Tax Authority in a jurisdiction where the Companies do not file Tax Returns that any Company is or may be subject to taxation by that jurisdiction. None of the Companies has any liability for the Taxes of any person under Treasury Regulation ss.1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract, or otherwise. None of the Companies currently is the beneficiary of any extension of time within which to file any Tax Return. There are no Liens or security interests on any of the assets of any of the Companies that arose in connection with any failure (or alleged failure) to pay Taxes.

            (b) GET has accrued, adequately reserved and shown on its Financial Statements as a liability, all Taxes for any taxable period (or portions thereof) which ends on or before the date of such Financial Statements. Any Tax Return for any taxable period ending on or before the Effective Date shall be prepared in a manner consistent with the accrual of Taxes in the Financial Statements previously delivered to Jabil.

            (c) The Companies have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party, and have otherwise complied with applicable laws relating thereto.

            (d) There is no audit dispute, claim or other proceeding concerning any Taxes or Tax Return of any of the Companies claimed or raised by any Tax Authority. Schedule 5.12(d) lists all federal, state, local, and foreign income Tax Returns filed by any of the Companies for taxable periods ended on or after December 31, 1996 that have been audited by a Tax Authority, and indicates those Tax Returns that currently are the subject of audit by a Tax Authority. GET has delivered or made available to Jabil true, correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Companies since December 31, 1996.

            (e) None of the Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

            (f) Except as set forth on Schedule 5.12(f), the Companies have disclosed on their Tax Returns all positions taken therein, the nondisclosure of which could give rise to a substantial understatement penalty within the meaning of Code ss.6662 or any similar provision of state, local or foreign law.

            (g) None of the Companies: (i) has filed a consent under Code ss.341(f) concerning collapsible corporations; (ii) has made any payment, is obligated to make any payment, or is a party to any agreement that under certain circumstances could obligate it to make any payment that will not be deductible under Code ss.280G; (iii) has been a United States real property holding corporation within the meaning of Code ss.897(c)(2) during the applicable period specified in Code ss.897(c)(1)(A)(ii); (iv) is a party to any Tax allocation or sharing agreement; (v) has been a member of an Affiliated Group filing a consolidated federal income Tax Return; (vi) has any liability for the Taxes of any person under Treasury Regulation ss.1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract, or otherwise; (vii) has granted a power of attorney with respect to any matter relating to Taxes of the Shareholders (with respect to the Companies) or any of the Companies; (viii) has participated in an international boycott under Code ss.999; (ix) is a party to any safe harbor lease within the meaning of Code ss.168(f)(8) as in effect prior to amendment by the Tax Equity and Responsibility Act of 1982; (x) has had any permanent establishments in any foreign country as defined in any applicable treaty or convention between the United States and such foreign countries; (xi) is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes; (xii) has made or is bound by any election under Code ss.197; (xiii) has any debt the interest on which is tax exempt under existing or prior law; (xiv) has any property that is tax exempt use property within the meaning of Code ss.168(h);
(xv) is bound by any closing agreement within the meaning of Code ss.7121; or
(xvi) has agreed to or is required to make any adjustments under Code ss.481(a) or any similar provision of state, local or foreign law.

            (h) There are no Rulings from, or requests for Rulings with, any Tax Authority addressed to GET that are, or if issued would be, binding on GET.

       5.13 Absence of Changes or Events. Except as disclosed on Schedule 5.13 to this Agreement or as disclosed in the Financial Statements, the Companies have operated their respective businesses only in the ordinary course and, since April 1, 1999:

            (a) GET has not made any change in its Constitution; split, combined or reclassified any capital stock or securities of GET; entered into any arrangement or contract with respect to the issuing of any shares of the capital stock or securities of GET; or made any other changes in the capital structure of GET.

            (b) None of the Companies has borrowed any amount or incurred, assumed, become subject to or guaranteed any liability, whether absolute or contingent, other than trade payables incurred in the ordinary course of business.

            (c) None of the Companies has made any material changes in its practices or methods of accounting.

            (d) None of the Companies has made any material change in or introduced any pension, retirement, profit sharing or bonus arrangement or other employee welfare or benefit arrangement or other benefit plan.

            (e) None of the Companies has suffered any material adverse change in its business, prospects, operations, operating results, properties, assets, liabilities or condition (financial or otherwise).

            (f) None of the Companies has suffered any event or condition of any character which, either individually or in the aggregate, is reasonably likely to materially adversely affect the business, prospects, operations, operating results, properties, assets, liabilities or condition (financial or otherwise) of GET on a consolidated basis.

            (g) None of the Companies has suffered any damage, destruction or loss, whether covered by insurance or not, which is reasonably likely to materially adversely affect the business, prospects, operations, operating results, properties, assets, liabilities or condition (financial or otherwise) of GET on a consolidated basis.

            (h) GET has not declared, set aside, made or paid any dividend, distribution or payment, whether in cash, stock, property or any combination thereof with respect to any of its securities or GET Shares, nor has it reclassified any of such securities.

            (i) None of the Companies has instituted any change with respect to its supervisory personnel. The Companies have used their reasonable efforts to preserve intact all of their business organizations and to retain the services of their officers and key employees.

            (j) None of the Companies has increased any salary, wages, compensation or fringe or other benefits payable or to become payable to its officers, directors or employees, except for any such increases that are required by applicable minimum wage laws, other than increases in the ordinary course of business consistent with past practice.

            (k) Each of the Companies has exercised its commercially reasonable efforts to maintain the good will of suppliers, customers and employees of, and others having material business relationships with it.

            (l) None of the Companies has made any tax election nor has it settled or compromised any income or other tax liability or refund.

            (m) None of the Companies has paid, discharged or satisfied any claim, liability or obligation, whether absolute, accrued, asserted or unasserted, contingent or otherwise, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, of liabilities reflected or reserved against in the Financial Statements and trade payables incurred since the date of the most recent Financial Statement.

            (n) None of the Companies has not entered into, amended, modified or terminated any material agreement, commitment or transaction.

            (o) None of the Companies has made any provision for material price discounts or other special considerations in respect of its goods or services not in the ordinary course of business consistent with past practices.

            (p) None of the Companies has sold, transferred, leased, mortgaged, pledged, subjected to any lien or otherwise disposed of any of its properties or assets, real, personal or mixed, tangible or intangible, except in the ordinary course of business consistent with past practices.

            (q) None of the Companies has entered into any agreement or understanding to do any of the foregoing.

       5.14 Environmental and Occupational Matters.

            (a) Except as disclosed on Schedule 5.14 to this Agreement, there are no Hazardous Materials or Underground Storage Tanks present at any Property other than those quantities of such Hazardous Materials as occur naturally in the native and uncontaminated natural soils and waters at such Property. To the knowledge of GET, there exists no condition at any Property that would require investigations, studies, sampling, testing, removal, response, remediation or clean-up with respect to any Hazardous Materials pursuant to any Environmental Laws. None of the Companies has generated, used, stored, treated, transferred, transported, processed, manufactured, refined, handled, produced or disposed of Hazardous Materials at, or affecting such Property in any manner which violates any Environmental Law. None of the Companies has: (1) caused or permitted any Property to be used to generate, manufacture, refine, transport, treat, dispose of, transfer, produce or process Hazardous Materials in violation of any Environmental Laws or in a manner which gives rise to an investigatory, remedial or other duty under any Environmental Laws, or (2) caused or permitted any Release or threatened Release of Hazardous Materials at, from or affecting any Property, whether by such Company, any of its tenants, sub-tenants or occupants of any Property or any other person or entity or its respective contractors, agents, employees or invitees, in violation of Environmental Laws or which gives rise to any investigatory, remedial or other duty under Environmental Laws.

            (b) None of the Companies has ever received any notice, claim or allegation of any violation of, or of any duty to investigate or remediate any condition under, any Environmental Law at any Property.

       5.15 Subsidiaries. Except as set forth in Schedule 5.15 to this Agreement, GET has no, nor has it had, any equity interest, or right to acquire any equity interest, whether direct or indirect, in any corporation, joint venture, partnership, limited liability company, firm or other entity.

       5.16 Capitalization.

            (a) The GET Shares (1) constitute all of the issued and outstanding capital stock of GET and (2) are validly authorized and issued, fully paid, nonassessable and free of preemptive rights created by Laws or by the Companies.

            (b) Schedule 5.16 to this Agreement is a correct and complete description of the capitalization of GET.

            (c) The shareholders listed on Schedule 5.16 to this Agreement (the "Shareholders") own all of the GET Shares, in each case free and clear of any lien, claim, security interest, pledge, charge, encumbrance or restriction of any kind created by Laws or by the Companies.

            (d) Except as set forth on Schedule 5.16, there are no (1) options, warrants or other rights, agreements, arrangements or commitments of any character to which GET is a party relating to the issued or unissued capital stock of GET or obligating GET to grant, issue or sell any shares of stock or other equity interest in GET; (2) agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on revenues or earnings of GET; (3) voting trusts, proxies or other agreements or understandings to which GET is a party or by which GET is bound with respect to the voting of shares of GET; or
(4) preemptive rights or any agreements granting any Shareholders any other anti-dilution protection.

       5.17 Bank Accounts. Schedule 5.17 to this Agreement is a full and complete list of all of bank accounts and the names of the persons authorized to draw thereon of the Companies.

       5.18 Guarantees. Except as disclosed on Schedule 5.18 to this Agreement, none of the Companies has guaranteed any debt or obligation of any third party and none of the debts or obligations of any of the Companies is guaranteed by any third parties.

       5.19 Related Parties. Schedule 5.19 to this Agreement is a true and complete list and brief description of all contracts and agreements or other transactions entered into or agreed to within the past year (including, without limitation, all oral contracts and outstanding bids or offers for the foregoing) involving amounts in excess of $25,000, and all currently effective contracts and other transactions to which any of the Companies is or was a party, with respect to which any officer, director, Shareholder or any person related to any of the foregoing by blood or marriage, is a party. True and complete copies of all such contracts and all documentation relating to such transactions, including, without limitation, all amendments thereto and modifications thereof, have been delivered to Jabil prior to the date of this Agreement. No Shareholders, directors, officers and/or employees of any of the Companies is indebted to any of the Companies in excess of $25,000 for any one person or, in excess of $100,000 in the aggregate for all persons.

       5.20 Brokers. Except as set forth on Schedule 5.20 to this Agreement, neither GET nor any Shareholder (1) has dealt with any broker or finder in connection with this transaction; (2) has caused or created any liability to any broker or finder in connection with this transaction; or (3) is aware of any claim from any third party that it is entitled to brokerage, finders or other similar fees in connection with this transaction.

       5.21 Year 2000 Compliance. Except as disclosed in Schedule 5.21 to this Agreement, the systems currently used by each of the Companies to operate its business are Year 2000 Compliant. For purposes of this Agreement, "Year 2000 Compliant" will mean that neither the performance nor the functionality of such systems is affected by dates prior to, during and after the Year 2000. Year 2000 Compliant will include, but will not be limited to, the following requirements: (a) no value for a current date will cause any material interruption in operation of any such systems; (b) date-based functionality must perform consistently for dates prior to, during and after Year 2000; (c) the century in any date must be specified either explicitly or by unambiguous algorithms or interfacing rules in all interfaces and data storage; and (d) the Year 2000 must be recognized as a leap year without interruption to normal operations or generation of erroneous results.

       5.22 Disclosure. No statement, representation or warranty made by Mr. Fang or GET in this Agreement or any Related Agreement, none of the schedules, attachments or exhibits to this Agreement or any Related Agreement and none of the documents made available by GET for inspection by Jabil, taken together, contain any untrue statement of any material fact or omit a material fact necessary to make the statements contained in this Agreement, the Related Agreements, such schedules, attachments or exhibits or such documents, in light of the circumstances in which they were made, not misleading. Except for the effects of general economic conditions and general industry conditions, to the knowledge of GET, there is no fact or circumstance which will materially adversely affect the business, prospects (determined by reference to GET's current business plan), operations, operating results, properties, assets, liabilities, or financial condition of GET on a consolidated basis, which fact or circumstance has not been set forth in this Agreement or the Schedules hereto. To the knowledge of GET, GET has disclosed to Jabil all transactions, events, facts and circumstances relevant to the Merger qualifying for the accounting and tax treatment set forth in Sections 8.11 and 8.9 below.

6. Additional Representations and Warranties of Mr. Fang. In addition to the representations and warranties set forth in Section 5 above, Mr. Fang represents and warrants to Jabil as follows, as of the date of this Agreement and as of the Closing Date:

            (a) Upon the execution and delivery of this Agreement and each Related Agreement to which Mr. Fang is a party, this Agreement and each such Related Agreement will constitute the legal, valid and binding obligation of Mr. Fang, enforceable against Mr. Fang in accordance with their respective terms, subject to judicial discretion regarding specific performance or other equitable remedies, and except as may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws relating to or affecting the enforcement of creditors' rights and remedies generally.

           (b) Mr. Fang's execution, delivery and performance of this Agreement and the Related Agreements to which Mr. Fang is a party will not (1) constitute a breach or violation of (A) any Law or (B) any material agreement, indenture, deed of trust, mortgage loan agreement or other material instrument to which Mr. Fang is a party or is bound or affected; (2) constitute a violation of any order, judgment or decree to which Mr. Fang is a party or by which Mr. Fang is bound; or (3) result in the acceleration of any material debt owed by Mr. Fang.

           (c) Mr. Fang understands that the Jabil Shares to be received by the Shareholders upon conversion of the Shareholders' GET Shares in the Merger have not been registered under the Securities Act and other than pursuant to its obligations under the Registration Rights Agreement, Jabil is not nor will it be under any obligation to register such Jabil Shares under the Securities Act. Mr. Fang further understands that such Jabil Shares will constitute "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act and that, as such, such Jabil Shares must be held indefinitely unless they are subsequently registered under the Securities Act or unless an exemption from the registration requirements thereof is available. Mr. Fang is acquiring the Jabil Shares to be received by him upon conversion of his shares of stock in the Merger for his own account for investment and not for, with a view to or in connection with any resale or distribution thereof that would be in violation of the registration requirements of the securities laws of the United States of America or any state thereof.

           (d) Except as set forth in this Agreement or in the schedules attached hereto, there are no obligations of any of the Companies to Mr. Fang.

7. Jabil's Representations and Warranties. Jabil and Merger Sub represent and warrant to GET as follows, as of the date of this Agreement and as of the Closing Date:

       7.1 Organization; Power and Authority. Jabil is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and, upon receipt of approval of the Board of Directors of Jabil, has or will have the corporate power and authority to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated by this Agreement and the Related Agreements. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Michigan, and has the corporate power and authority to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated by this Agreement and the Related Agreements.

       7.2 Authorization; Due Execution; No Conflicts.

           (a) This Agreement and each Related Agreement has been, or will have been (upon receipt of approval of the Board of Directors of Jabil), duly authorized by all necessary corporate action on the part of Jabil and Merger Sub. Upon the execution and delivery by Jabil and Merger Sub of this Agreement and the Related Agreements, this Agreement and the Related Agreements will each constitute the legal, valid and binding obligations of Jabil and Merger Sub, enforceable against Jabil and Merger Sub in accordance with their respective terms.

           (b) Jabil's and Merger Sub's execution, delivery and performance of this Agreement and the Related Agreements will not (1) constitute a breach or violation of (A) Jabil's or Merger Sub's Certificate of Incorporation or Bylaws, (B) any Law, (C) any material agreement, indenture, deed of trust, mortgage, loan agreement or other material instrument to which Jabil or Merger Sub is a party or by which Jabil or Merger Sub is bound, or (D) any resolution adopted by Jabil's or Merger Sub's board of directors or stockholders; or (2) constitute a violation of any order, judgment or decree to which Jabil or Merger Sub is a party or by which any of Jabil's or Merger Sub's assets are bound or affected.

       7.3 SEC Statements, Reports and Documents. Jabil has timely filed all required forms, reports, statements and documents with the Securities and Exchange Commission ("SEC") since the date Jabil became a reporting company under the Securities Exchange Act of 1934, as amended ("Exchange Act"). Jabil heretofore has delivered or made available to counsel for the Shareholders: (a) its Annual Reports on Form 10-K for the fiscal years ended August 31, 1996, 1997 and 1998, respectively; (b) its Quarterly Reports on Form 10-Q for the fiscal quarters ended, November 30, 1998, February 28, 1999 and May 31, 1999;
(c) all proxy statements relating to Jabil's meetings of stockholders (whether annual or special) held since August 31, 1996, (d) all other forms, reports, statements and documents filed or required to be filed by it with the SEC since August 31, 1998, and (e) all amendments and supplements to all such reports and registration statements filed by Jabil with the SEC (the documents referred to in clauses (a), (b), (c), (d) and (e) being hereinafter referred to as the "Jabil Reports"). As of their respective dates, the Jabil Reports complied in all material respects with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including any related notes) of Jabil included in the Jabil Reports were prepared in accordance with GAAP (except as otherwise stated in the financial statements), and present fairly the consolidated financial position, results of operations and changes in financial position of Jabil and its consolidated subsidiaries as of the dates and for the periods indicated, subject, in the case of unaudited interim consolidated financial statements, to
(i) the absence of certain notes thereto and (ii) normal year-end audit adjustments which are not in the aggregate material. Since August 31, 1998, there has been no material change in Jabil's accounting policies except as described in the Jabil Reports. The consolidated balance sheet of Jabil and its subsidiaries as at May 31, 1999, including the notes thereto, is hereinafter referred to as the "Jabil Balance Sheet." Jabil has heretofore furnished or made available to GET a correct and complete copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Jabil with the SEC pursuant to the Securities Act or the Exchange Act.

       7.4 Brokers. Except as set forth on Schedule 7.4 to this Agreement, Jabil and Merger Sub (1) have not dealt with any broker or finder in connection with this transaction; (2) have not caused or created any liability to any broker or finder in connection with this transaction; and (3) are not aware of any claim from any third party that it is entitled to brokerage, finders or other similar fees in connection with this transaction.

       7.5 No Material Adverse Change. Since August 31, 1998, Jabil and Merger Sub have not suffered any material adverse change in their respective businesses, prospects, operations, operating results, properties, assets, liabilities or condition (financial or otherwise).

       7.6 Jabil Shares. The issuance of Jabil Shares as provided for in Sections 3.1 and 3.2 will have been duly authorized (at a meeting of the Board of Directors prior to the Closing) and, upon receipt of the consideration therefor as provided herein, will be validly issued, fully paid and non-assessable.

8.     Covenants Pending the Closing.

       8.1 Conduct Through the Closing Date. From and after the date of this Agreement and prior to the Closing Date, each of the Companies will (except as permitted or contemplated by this Agreement or as otherwise consented to in writing by Jabil):

           (a) Operate its business in the ordinary course as historically conducted.

           (b) Not enter into any transaction, take any action, or fail to take any action, which would result in, or could reasonably be expected to result in, any of the representations, warranties, disclosures or agreements of Mr. Fang or GET in this Agreement or the Related Agreements or the exhibits or schedules to this Agreement and the Related Agreements or in connection with the consummation of the transactions contemplated by this Agreement or the Related Agreements, to not be true and complete immediately after the occurrence of such transaction. Without limiting the obligations of the Companies under this Section 8.1(b), each of the Companies will: (1) maintain its assets and properties in good operating condition, subject to ordinary wear and tear; (2) maintain its present insurance in force; and (3) comply in all material respects with the provisions of all agreements, leases, laws and regulations applicable to it or its assets.

           (c) Not enter into any agreements, contracts, purchases or sales other than in the ordinary course of its business, including any agreements that would dispose of or encumber any of any such Company's assets other than in the ordinary course of business.

           (d) Use commercially reasonable efforts to preserve its present business organization and goodwill intact, including the present business relationships and goodwill with customers, suppliers and others having material business dealings with each such corporation.

           (e) Pay all costs, expenses, liabilities and obligations of such Company in the ordinary course when due, regardless of whether any such items are to be reimbursed by Jabil under this Agreement.

           (f) Not make any material Tax election, file any material Tax Return, settle or compromise any material Tax liability or agree to an extension of a statute of limitation with respect to any material amount of Tax (other than extensions for filing Tax Returns) except to the extent that the amount of any such Tax, settlement or compromise has been reserved for in the Financial Statements for periods prior to the date of this Agreement.

           (g) Except as provided by Section 8.1(f) above, prepare and file on or before the due date therefor all Tax Returns required to be filed by it (except for any Tax Return for which an extension has been properly and timely granted) on or before the Effective Date, and pay all Taxes (including estimated Taxes) due on such Tax Returns (or due with respect to Tax Returns for which an extension has been properly and timely granted) or which are otherwise required to be paid at any time prior to or during such period.

           (h) To the extent it receives notice of the commencement or scheduling of any Tax audit, the assessment of any Tax, the issuance of any notice of Tax due or any bill for collection of any Tax due for Taxes, or the commencement or scheduling of any other administrative or judicial proceeding with respect to the determination, assessment or collection of any Tax, provide prompt notice to Jabil of such matter, setting forth information (to the extent known) describing any asserted Tax liability in reasonable detail and including copies of any notice or other documentation received from the applicable Tax Authority with respect to such matter.

       8.2 Approvals and Consents. Each of GET and Jabil will use commercially reasonable efforts to obtain, in writing, all necessary governmental and third party approvals and consents required in order to authorize and approve this Agreement and the Related Agreements and to consummate the Merger pursuant to this Agreement.

       8.3 Advice of Changes. Between the date of this Agreement and the Closing Date, GET will promptly notify Jabil in writing of any fact which, if existing or known at the date of this Agreement, would have been required to be set forth in this Agreement or disclosed pursuant to this Agreement or a Related Agreement or which would affect or change any of the information set forth in the exhibits or schedules of this Agreement or any Related Agreement.

       8.4 Notice of Litigation. Jabil and GET will promptly notify the other if it (or they) receives any notice, or otherwise becomes aware, of any action or proceeding instituted or threatened before any court or governmental agency by any third party to restrain or prohibit, or obtain substantial damages in respect of, this Agreement or any Related Agreement or the consummation of the transactions contemplated by this Agreement or the Related Agreements.

       8.5 Access to Properties and Records; Inspection. From the date of this Agreement through the Closing Date, Jabil and its counsel, accountants and other representatives will be given full access during normal business hours to all of the properties, personnel, financial and operating data, books, tax returns, contracts, commitments and records of GET, including such access as is needed to conduct a physical inspection of the properties of GET satisfactory to Jabil.

       8.6 Supplemental Information and Documents. From time to time prior to the Effective Time of the Merger, GET and Mr. Fang will deliver to Jabil, and Jabil and Merger Sub will deliver to GET, supplemental or other information and documents, including, without limitation, concerning events, facts or circumstances subsequent to the date of this Agreement which could render any statement, representation, warranty, covenant or other agreement in any of the Agreement or any information contained in any exhibit or schedule inaccurate or incomplete or which documents would have been required to have been delivered if existing prior to the date of this Agreement. The obligations of GET, Mr. Fang, Jabil and Merger Sub pursuant to this Section 8.6 will not limit or affect any right or remedy any party might otherwise have under the Agreement or otherwise with respect to any such supplemental or other information or documents. GET and Jabil will cooperate, and will cause their employees to cooperate, in all reasonable respects, with each other and all of their representatives with respect to making available all information reasonably requested by the other party and its representatives.

       8.7 Affiliate Agreements. Set forth on Schedule 8.7 to this Agreement is a list of those persons who are, in Jabil's or GET's reasonable judgment, as the case may be, Affiliates of Jabil or GET, as the case may be. Each of Jabil and GET will provide the other such information and documents as the other reasonably requests for purposes of reviewing such list. GET will cause to be delivered to Jabil prior to the Closing from each of the Affiliates of GET, an executed GET Affiliate Agreement in the form attached hereto as Exhibit J (each a "GET Affiliate Agreement", collectively the "GET Affiliate Agreements"). Jabil will cause to be delivered to GET prior to the Closing from each of the Affiliates of Jabil, an executed Affiliate Agreement in the form attached hereto as Exhibit G (each a "Jabil Affiliate Agreement", collectively, the "Jabil Affiliate Agreements"). Jabil will be entitled to place appropriate legends on the certificates evidencing any Jabil Shares to be received by such Affiliates of GET pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Jabil Shares, consistent with the terms of the GET Affiliate Agreement.

       8.8 Blue Sky Laws. Jabil will take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of Jabil Shares pursuant hereto and the Transactions.

       8.9 Tax-Free Reorganization. Jabil and GET will each use all reasonable efforts to cause the Merger to be treated as tax-free reorganizations within the meaning of Section 368 of the Code. Without limitation on the preceding sentence, Jabil will not take any steps following the Closing that would reasonably be expected to have an adverse effect on the "continuity of interest" test pertaining to the tax-free nature of the transaction.

       8.10 Pooling Accounting. Jabil and GET will each use its reasonable efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests under GAAP. Each of Jabil and GET will use its reasonable efforts to cause its Affiliates not to take any action that would adversely affect the ability of Jabil to account for the business combination to be effected by the Merger as a pooling of interests under GAAP.

       8.11 Filings. The parties will prepare and give or make any necessary notices or filings under any other federal, state, local, foreign or other laws, rules and regulations which may be required in connection with this Agreement and all of the Transactions. Each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of shareholders of GET described in Section 9.1(g), including cooperating fully with the other party, including by provision of information and making all necessary filings under the HSR Act. Jabil, GET and Mr. Fang will use their reasonable best efforts to resolve any competitive issues relating to or arising under the HSR Act or any other federal or state antitrust or fair trade law raised by any Governmental Entity. If such offers are not accepted by such Governmental Entity, Jabil (with the reasonable cooperation of GET or Mr. Fang, as the case may be) shall pursue all litigation resulting from such issues. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other federal or state antitrust or fair trade law. In the event of a challenge to the transactions contemplated by this Agreement pursuant to the HSR Act, Jabil and GET shall use their reasonable best efforts to defeat such challenge, including by institution and defense of litigation, or to settle such challenge on terms that permit the consummation of the Merger; provided, however, that nothing herein shall require either party to (i) agree to divest or hold separate any portion of its business, (ii) take any action hereunder if such party reasonably concludes that the cost to it of resolving any issues or disputes relating to any antitrust matters is reasonably likely to exceed $1,000,000, or (iii) otherwise take action that could reasonably be expected to have a material adverse effect on Jabil, GET or Mr. Fang. Without limiting the foregoing, in the event that either the Federal Trade Commission or the Antitrust Division of the United States Department of Justice should issue a Request for Additional Information or Documentary Material under 17 C.F.R. ss.803.20 (a "Second Request"), then Jabil, GET and Mr. Fang each agree to use their reasonable best efforts to respond fully to such Second Request within 20 days after its receipt and shall promptly make any further filings or information submissions and make any employee available for interview or testimony pursuant to the foregoing (both before and after any Second Request) that may be necessary or advisable.

       8.12 Restrictions on Resale. Jabil shall publish financial results covering at least thirty (30) days of post-Closing combined operations of Jabil and GET as soon as practicable, but, in any event, not later than within the time period required for the timely publication of such financial results as required under the Exchange Act.

       8.13 Non-Disclosure Agreement. GET and Jabil agree that each party's non-disclosure obligations contained in any non-disclosure agreement signed by GET and Jabil will remain in full force and effect in accordance with the terms of the same.

       8.14 Registration Agreement. At the Closing, Jabil, Mr. Fang and each Shareholder will enter into a Registration Rights Agreement in the form of Exhibit F.

       8.15 Escrow Agreement. At the Effective Time, Jabil and Mr. Fang shall enter into the Escrow Agreement with the Escrow Agent.

       8.16 Other Actions. Each party will take all such other and further actions, consistent with this Agreement and the Related Agreements, as another party may reasonably request.

9.     Conditions Precedent to the Parties' Obligations to Close.

       9.1 Conditions Precedent of Jabil. Jabil's obligations under this Agreement are subject to the satisfaction at or before the Closing Date of each of the following conditions (the fulfillment of any of which may be waived in writing by Jabil):

           (a) All terms, covenants and conditions of this Agreement and the Related Agreements to be complied with or performed by GET or Mr. Fang prior to or on the Closing Date will have been fully complied with and performed by GET or Mr. Fang (as applicable), including GET's and Mr. Fang's timely taking of all actions and delivery of all documents required to be taken and delivered by them under this Agreement and the Related Agreements.

           (b) Subject to the last sentence of this Section 9.1(b), GET will deliver to Jabil updated Schedules to this Agreement at least three business days prior to the Closing Date which Schedules will be attached to and become a part of this Agreement. All representations, warranties, disclosures and statements of GET and Mr. Fang contained in this Agreement and the Related Agreements will be true and complete in all material respects as of the date of this Agreement and the Closing Date except (i) for representations, warranties, disclosures or statements expressly made as a particular date, which shall be true and complete in all material respects as of such date and (ii) as expressly contemplated or permitted by this Agreement or the Related Agreements. Any amendments to the exhibits and schedules to this Agreement and the Related Agreements which are proposed to be delivered after the date of this Agreement must be satisfactory to Jabil, in its sole discretion.

           (c) Jabil will have received opinions from GET's counsel in the forms to be mutually agreed to by the parties.

           (d) Jabil will have received a favorable confirmation from KPMG LLP, accountants to Jabil, that the Merger can be accounted for as a pooling of interests.

           (e) GET will have received a favorable confirmation from Ernst & Young, accountants to GET, that the Merger can be accounted for as a pooling of interests.

           (f) All Governmental Entities and other third parties, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation or under any contract, commitment or other agreement of GET, for the consummation of the Transactions, will have consented to, authorized, permitted or approved such Transactions, including the expiration or early termination of any applicable waiting period under the HSR Act, except where the failure to obtain such consent, authorization or approval will not have a material adverse effect on GET.

           (g) This Agreement and the consummation of the transactions contemplated hereby (including without limitation the Merger) shall have been approved by the shareholders of GET, and holders of more than 90% of the GET Shares shall have waived, or otherwise not be entitled to assert, dissenters rights with respect to the Merger.

           (h) GET shall have furnished Jabil with a certificate of its officers in the form of Exhibit H.

           (i) GET's shareholders shall have taken all actions necessary so that no agreement or arrangement of any of the Companies will cause the Surviving Corporation or Jabil to lose any deduction due to the workings of
Section 280G of the Code.

           (j) No litigation will have been commenced and not withdrawn to challenge the right of any party to consummate the transactions contemplated under this Agreement and the Related Agreements, which, in the judgment of Jabil, reasonably exercised, is reasonably likely to succeed or to result in damages as to which Jabil has not been adequately held harmless from and against.

           (k) Mr. Fang will have executed and delivered to Jabil the Non-Competition Agreement in substantially the form of Exhibit K.

           (l) ***********************************************************

           (m) Jabil will have received from GET audited consolidated financial statements of GET (with an unqualified audit opinion from Ernst & Young thereon) for the fiscal year ended March 31, 1999. Such audited consolidated financial statements shall present financial position, results of operations and note disclosures consistent with those contained in the draft consolidated financial statements provided to Jabil by GET on August 11, 1999.

       9.2 Conditions Precedent of GET. The obligations of GET under this Agreement are subject to the satisfaction at, or prior to, the Closing Date of the following conditions precedent (the fulfillment of any of which may be waived in writing by GET):

           (a) terms, covenants and conditions of this Agreement and the Related Agreements to be complied with or performed by Jabil or Merger Sub prior to or on the Closing Date will have been fully complied with and performed by Jabil or Merger Sub, including Jabil's




--------------------------------------------------------------------------------
* Portions of this Exhibit have been deleted and filed separately with the Securities and Exchange Commission pursuant to the Company's request for confidential treatment pursuant to Rule 24b-2 promulgated under the Securities Exchange Act.

and Merger Sub's timely taking of all actions and delivery of all documents required to be taken and delivered by it under this Agreement and the Related Agreements.

            (b) representations, warranties, disclosures and statements of Jabil and Merger Sub contained in this Agreement and the Related Agreements will be true and complete as of the date of this Agreement and on the Closing Date.

            (c) will have received from HMSC an opinion in the form of Exhibit E attached hereto.

            (d) l will have furnished GET with a certificate of its officers in the form attached hereto as Exhibit D.

10.    Default; Termination of Agreement.

       10.1 Default. Jabil's and GET's obligations under this Agreement are of a special and unique character and Jabil's or GET's failure to perform its obligations will cause irreparable injury to the other party, the amount of which would be extremely difficult, if not impossible, to estimate or determine and which may not be adequately compensable by monetary damages alone. Therefore, the injured party will be entitled, as a matter of course, to an injunction, restraining order, writ of mandamus or other equitable relief from any court of competent jurisdiction, including specific performance, restraining any violation or threatened violation of any term of this Agreement or any Related Agreement, or requiring compliance with or performance of any obligation under this Agreement or such Related Agreement, by the violating party or parties, or such other persons as the court may order. The parties' rights under this Section 10.1 are cumulative and are in addition to the rights and remedies otherwise available to them under Section 10.2 below, any other provision of this Agreement, the Related Agreements and the schedules and exhibits thereto or applicable law.

       10.2 Termination. This Agreement may be terminated at any time before the Closing as follows:

            (a) At the election of Jabil, by notice to GET, at any time if any of Jabil's conditions precedent to Closing, as specified in Section 9.1 above, has not been satisfied, other than as a result of Jabil's breach of this Agreement, as of the Closing Date or has at any time become incapable of being satisfied (other than as a result of Jabil's breach of this Agreement) by the Closing Date.

            (b) At the election of GET, by notice to Jabil, if any of conditions precedent to Closing, as specified in Section 9.2 above, has not been satisfied, other than as a result of GET's or Mr. Fang's breach of this Agreement, as of the Closing Date or has at any time become incapable of being satisfied (other than as a result of GET's breach of this Agreement), by the Closing Date.

            (c) If this Agreement terminates in accordance with this Section 10.2, it will be null and void and have no further force or effect. Any termination will not affect the terminating party's rights arising from any breach or misrepresentation of any non-terminating parties. The parties' rights under this Section 10.2 are cumulative and are in addition to the other rights and remedies available to the parties under Section 10.1 above, any other provision of this Agreement, the Related Agreements and the schedules and exhibits thereto or applicable law.

            (d) At the election of either Jabil or GET, if (i) the Board of Directors of Jabil has not approved this Agreement and the transactions contemplated hereby by 11:59 p.m., Eastern time, on August 13, 1999, or (ii) the Merger has not been consummated (other than as a result of such party's breach of this Agreement) by November 1, 1999 (except that such date shall be February 1, 2000 with respect to any delay caused by any challenge to the Merger under the HSR Act or any other applicable antitrust or competition law).

11.    Indemnification.

       11.1 Indemnification by the Shareholders. The Shareholders will jointly and severally indemnify and hold Jabil and the Surviving Corporation harmless against any Loss which may be incurred by Jabil and the Surviving Corporation as a result of:

            (a) any breach by GET of any of its representations and warranties under Section 5 above, or GET's breach of any agreements made in this Agreement or any Related Agreement or the exhibits or schedules to this Agreement or any Related Agreement;

            (b) any action, suit, proceeding, investigation, assessment or judgment relating to any of the matters indemnified against in this Section 11.1, including Fees and Costs (whether prior to or at trial or in appellate proceedings);

            (c) any claim made against GET by the Lemelson Foundation in a letter dated June 15, 1999 (notwithstanding any item disclosed in the Schedules to this Agreement);

            (d) the Hong Kong Revenue Department (or any successor agency) successfully challenging the basis upon which GET (or any subsidiary of GET) has, prior to the Closing, paid taxes on Combined Income, as described in item 1 of Schedule 5.11 (notwithstanding the disclosure of such item on such schedule);

            (e) **********************************************************

            (f) any Governmental Entity challenging the methods by which GET (or any subsidiary) obtains Chinese currency in connection with its operations in the Peoples Republic of China (as disclosed on Schedule 5.11 and notwithstanding such disclosure); or

            (g) any Governmental Entity challenging the methods by which GET (or any subsidiary) reports income, makes payroll deductions or remits taxes for Chinese employees (as disclosed on Schedule 5.8 and notwithstanding such disclosure).



--------------------------------------------------------------------------------
* Portions of this Exhibit have been deleted and filed separately with the Securities and Exchange Commission pursuant to the Company's request for confidential treatment pursuant to Rule 24b-2 promulgated under the Securities Exchange Act.

       11.2 Indemnification by Jabil. Jabil will indemnify and hold GET and the Shareholders harmless against any Loss which may be incurred by the Shareholders and, prior to the Closing, GET as a result of:

            (a) any breach by Jabil of any of Jabil's representations, warranties, covenants or agreements made in this Agreement or any Related Agreement or the exhibits or schedules to this Agreement or any Related Agreement; or

            (b) any action, suit, proceeding, assessment or judgment relating to any of the matters indemnified against in this Section 11.2, including Fees and Costs (whether prior to or at trial or in appellate proceedings).

       11.3 Claims for Indemnification.

            (a) Whenever any claim is made for indemnification under this
Article 11, the person claiming such indemnification (the "Claimant") will give notice to the party against whom indemnification is sought (the "Indemnifying Party") promptly after the Claimant has actual knowledge of any event which might give rise to a claim for indemnification under this Agreement; provided that if the Claimant receives a complaint, petition or any other pleading in connection with a claim which requires the filing of an answer or other responsive pleading, it will furnish the Indemnifying Party with a copy of such pleading as soon as possible after receipt.

            (b) The failure by the Claimant to give notice of a claim as required in Section 11.3(a) above or a delay in giving such notice will not affect the validity or amount of such claim and the indemnification obligations of the Indemnifying Party will remain in effect as to such claim, except to the extent that the Indemnifying Party can demonstrate that it has been materially prejudiced or materially and adversely affected thereby.

            (c) If, after the amount of the claim of loss is specified by Claimant, and Claimant gives notice with respect thereto to the Indemnifying Party (the "Claim Notice"), the Indemnifying Party objects to any such claim or amount set forth in the Claim Notice, it may give notice to Claimant advising Claimant of its objection within twenty (20) days of the Indemnifying Party's receipt of the Claim Notice. If no such notice is timely given by the Indemnifying Party to Claimant, Claimant will be entitled to payment from the Indemnifying Party pursuant to this Agreement and the Escrow Agreement in the amount of the Loss arising out of the claim as adjusted pursuant to the terms of the Escrow Agreement. If the Indemnifying Party advises Claimant within such period that it objects to the claim, Claimant and the Indemnifying Party will promptly meet and use their reasonable best efforts to settle the dispute in writing. If Claimant and the Indemnifying Party are unable to reach agreement within thirty (30) days after the Indemnifying Party objects to the claim, then either party may bring an action to determine the disputed portion of such claim of Loss, with the undisputed portion to be recovered pursuant to the Escrow Agreement, if applicable, or this Agreement.

            (d) The giving of the notice by Jabil to the Representative in accordance with Section 11.3 within the period of survival of any representations or warranties shall toll said survival period (but only with respect to such claim) until any liability under said notice is finally resolved and determined.

            (e) Prior to the institution of any litigation to enforce this
Section 11.3, representatives of Jabil and the Representative shall engage in non-binding mediation in Denver, Colorado with respect to any disputes.

       11.4 Third Party Claims. If the facts giving rise to the right of indemnification under Sections 11.1 or 11.2 above involve any actual or threatened claim or demand by any third party against the Claimant or any possible claim by the Claimant against any third party ("Third-Party Claim"), and if, within 20 days after receipt of the notice required by Section 11.3(a), the Indemnifying Party may by notice to Claimant and at its own expense undertake full responsibility for the defense or prosecution of such Third-Party Claim; provided, however, that such undertaking shall not, in and of itself, constitute any evidence or acknowledgement by any person, including, without limitation, the Indemnifying Party, that such Third-Party Claim is an indemnifiable claim under this Section 11. So long as the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with this Section the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of Claimant (which consent shall not be unreasonably withheld, conditioned or delayed) unless the judgment or proposed settlement involves only the payment of money damages by the Indemnifying Party and does not impose an injunction or other equitable relief upon Claimant. If the Indemnifying Party fails to assume the defense of such claim within 15 business days of notice thereof, (1) the Claimant will be entitled to defend or prosecute such Third Party Claim with counsel of its own choice (the Fees and Costs of such defense or prosecution being indemnified under this Section 11), (2) the Indemnifying Party at its own expense may nevertheless participate with the Claimant in the defense or prosecution of such Third-Party Claim and any settlement negotiations with respect thereto, and (3) except as provided herein, the Claimant may settle the Third Party Claim on such terms as it may choose, although it will not reach such a settlement until it has consulted in good faith with the Indemnifying Party. An Indemnifying Party's defense or prosecution of, or participation in, a Third Party Claim will not in any manner relieve the Indemnifying Party of its obligations to indemnify the Claimant under this Section 11. The Indemnifying Party and the Claimant shall cooperate in good faith with each other in connection with the defense or settlement or any Third Party Claim and shall make available to each other all information necessary or, in the judgment of the requesting party, useful to the defense or settlement of such matter.

       11.5 Limits on Indemnification. The representations and warranties of GET and Jabil set forth in this Agreement shall survive only for a period ending at the close of business on the date (the "Claim Termination Date") that is the earlier of (i) the date that Jabil receives from its independent auditor its report on Jabil's fiscal 2000 financial statements or (ii) the date 12 months after the Effective Date, and any claim for indemnification by Jabil under Section 11.1 must be asserted by notice to the Representative within such period, or the same will be null and void, provided, however, that (1) the representations, warranties and covenants made by the Shareholders under Sections 5.12, 11.7 or
12.14 of this Agreement that specifically relate to Taxes shall survive until thirty days after the expiration of the applicable statutes of limitations (including any waivers or extensions) on assessment and collection of the Tax to which such representation, warranty or covenant relates, (2) claims relating to fraud shall survive until the expiration of the applicable statute of limitations, (3) ******************************* (4) claims relating to those items identified in Sections 11.1(f) and 11.1(g) shall not be subject to the $350,000 deductible described in this Section 11.5. If any claims for indemnification have been made pursuant to Section 11.1 and the same are still pending or unresolved at the expiration of the survival period, such claims shall continue to be subject to the indemnification provisions of this Agreement. This Section 11.5 shall not limit any covenant or agreement by the parties hereto which by its terms contemplates performance after the Effective Time, which in each case shall survive the Effective Time. Notwithstanding anything herein to the contrary (except clause (4) of this Section 11.5), the Shareholders shall not be obligated to indemnify Jabil and/or the Surviving Corporation under this Article 11 unless and until the aggregate of Losses for which indemnity is provided under this Article 11 reaches $350,000, in which event the Shareholders shall be obligated to indemnify Jabil and/or the Surviving Corporation for all such Losses in excess of such amount, and Jabil's sole remedy for indemnification claims shall be to seek recourse against the escrow provided for in Section 3.2(b), except for claims specified in (1), (2) or (3) of this Section 11.5 and for claims of breach of the representations and warranties of Sections 5.1, 5.2 and 5.16. Losses shall be computed after all insurance recoveries and after taking into account any tax benefits not offset by the receipt of the related indemnification payments. Each party hereby acknowledges and agrees that, from and after the Effective Time, its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article 11, except for claims of fraud. In furtherance of the foregoing, each party hereby waives, from and after the Effective Time, to the fullest extent permitted under applicable law, any and all claims, rights and causes of action (other than claims of fraud and claims arising under this Article 11) it may have relating to the subject matter of this Agreement arising under or based upon any federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise. In determining the amount of any Loss, all references in this Agreement or in any certificates delivered in connection with this Agreement to the terms "material", "materiality" or variants thereof shall be disregarded for the purposes of such determination, except for such terms contained in Section 5.22.

       11.6 Representative. Mr. Fang shall, by virtue of the Merger and the resolutions to be adopted by the Shareholders, be irrevocably appointed attorney-in-fact and authorized and empowered to act, for and on behalf of any or all of the Shareholders (with full power of substitution in the premises) in connection with the indemnity provisions of Article 11 as they relate to the Shareholders generally, the Escrow Agreement, the notice provision of this Agreement, and such other matters as are reasonably necessary for the consummation of the Transactions including, without limitation, to act as the representative of such Shareholders to review and authorize all set-offs, claims and other payments authorized or directed by the




--------------------------------------------------------------------------------
* Portions of this Exhibit have been deleted and filed separately with the Securities and Exchange Commission pursuant to the Company's request for confidential treatment pursuant to Rule 24b-2 promulgated under the Securities Exchange Act.

Escrow Agreement and dispute or question the accuracy thereof, to compromise on their behalf with Jabil any claims asserted thereunder and to authorize payments to be made with respect thereto and to take such further actions as are authorized in this Agreement (the above named representative, as well as any subsequent representative of such Shareholders appointed by him or, after his death or incapacity, elected by vote of holders of a majority of the Jabil Shares received by such Shareholders pursuant to the Merger, being referred to herein as the "Representative"). The Representative shall not be liable, in his capacity as representative of such Shareholders, to any of the Shareholders and their respective affiliates or any other person with respect to any action taken or omitted to be taken by the Representative under or in connection with this Agreement or the Escrow Agreement in his capacity as representative of such Shareholders unless such action or omission results from or arises out of fraud, gross negligence, willful misconduct or bad faith on the part of the Representative. Jabil and the Surviving Corporation and each of their respective affiliates shall be entitled to rely on such appointment and treat such Representative as the duly appointed attorney-in-fact of each Shareholder. Each Shareholder who votes in favor of the Merger pursuant to the terms hereof, by such vote, without any further action, and each Shareholder who receives any Jabil Shares in connection with the Merger, by acceptance thereof and without any further action, confirms such appointment and authority and acknowledges and agrees that such appointment is irrevocable and coupled with an interest, it being understood that the willingness of Jabil to enter into this Agreement is based, in part, on the appointment of a representative to act on behalf of the Shareholders.

       11.7 Tax Indemnification Procedure. Notwithstanding anything else in this Agreement to the contrary:

            (a) Jabil will, as to any Taxes in respect of which the Shareholders have agreed to indemnify Jabil, its affiliates and/or GET, promptly inform the Representative of, and permit the participation of the Representative in, any investigation, audit and other proceeding by or with a Tax Authority empowered to administer or enforce such Tax and will not consent to the settlement or Final Determination in such proceeding without the prior written consent of the Representative, which shall not be unreasonably withheld, conditioned or delayed.

            (b) (i) Jabil, on the one hand, and the Representative, on the other hand, will (A) use reasonable efforts to keep the other advised as to the status of Tax audits and litigation involving any Taxes that could give rise to a liability of the Shareholders to Jabil, its affiliates and/or GET under this Agreement (a "Tax Liability Issue"), (B) promptly furnish to the others copies of any inquiries or requests for information from any Tax Authority concerning any Tax Liability Issue, (C) timely notify the others regarding any proposed written communication (i.e., communications not relating to inquiries or requests for information) to any such Tax Authority with respect to such Tax Liability Issue, (D) promptly furnish to the other upon receipt copies of any information or document requests, notices of proposed adjustment, revenue agent's reports or similar reports or notices of deficiencies together with all relevant documents, Tax Returns and memos related to the foregoing documents, notices or reports, relating to any Tax Liability Issue, (E) give the other and its or their accountants and counsel the reasonable opportunity to review and comment in advance on all written submissions, filings and any other information relevant to any Tax Liability Issue, and (F) consider in good faith any suggestions made by the other and its or their accountants and counsel to submit documentation or attend those portions of any meetings and proceedings that relate to such proposed adjustment; provided, however, that the failure of one party to so notify the other party of any such audit or Tax controversy shall not affect the other party's obligations under this Agreement, except to the extent that the indemnifying party can demonstrate that it has been materially prejudiced or materially and adversely affected thereby. Notwithstanding the foregoing, Jabil, on the one hand, and the Representative, on the other hand, may make appropriate redactions in the submissions, filings and any other information provided to the other to preserve the confidentiality of such information as to issues that are not Tax Liability Issues.

                (ii) Subject to the cooperation provisions of subsection (b)(i) above, Jabil will have full responsibility for and discretion in handling any Tax controversy, including, without limitation, an audit, a protest to the Appeals Division of the IRS, and litigation in Tax Court or any other court of competent jurisdiction involving the Companies (a "Proceeding"), unless the Representative elects to assume the defense of such Proceeding by giving Jabil notice of such election within five (5) business days after the Representative's receipt of notice of such claim as set forth in Section 11.7(c). If the Representative assumes the defense of such Proceeding, the Representative shall do so at its sole cost and expense, through legal counsel reasonably acceptable to Jabil (and Jabil hereby confirms that Wilson, Sonsini is reasonably acceptable for such purpose), and Jabil shall nonetheless have the right to participate in (but not control) the defense or settlement of such Proceeding, at its sole cost and expense, through its own legal counsel. In the event that the Representative assumes the defense or prosecution of a Proceeding, it shall not settle or compromise such claim or consent to the entry of any judgment without the prior written consent of Jabil, which consent shall not be unreasonably withheld, conditioned or delayed. If, in Jabil's reasonable judgment, the Representative fails to diligently defend or prosecute such Proceeding, Jabil may assume sole control of the defense or prosecution of such Proceeding. Any of the foregoing to the contrary notwithstanding, the Representative shall not have the right, and Jabil shall not be required, to contest any Tax Liability Issue unless the Representative provides to Jabil, at Jabil's written request, an opinion in form and content reasonably acceptable to Jabil from counsel reasonably acceptable to Jabil that there is substantial authority for the position that has or will be claimed with respect to such action, and Jabil need not take such action until such opinion is delivered to Jabil.

            (c) Whenever any claim is made for indemnification of any Tax under this Agreement, the Claimant shall notify the Indemnifying Party promptly after the Claimant has actual knowledge of any event which might give rise to a claim for indemnification under this Agreement. The failure by the Claimant to give notice of a claim as required in this Section 11.7(c) or a delay in giving such notice shall not affect the validity or amount of such claim and the indemnification obligations of the Indemnifying Party shall remain in effect as to such claim, except to the extent that the Indemnifying Party can demonstrate that it has been materially prejudiced or materially and adversely affected thereby.

            (d) Within 60 days of any Final Determination of Tax in a Proceeding, the Claimant shall provide a notice to the Indemnifying Party explaining the calculation of the amount of such Tax for which indemnification is claimed. The Indemnifying Party shall pay such amount of Tax to the Claimant within five (5) business days after receipt of such notice, unless the Indemnifying Party disagrees with such calculation and invokes the verification procedure set forth in Section 11.7(e) below, in which case the Indemnifying Party shall pay to Claimant, within five (5) business days of verification of the amount of such Tax owed to Claimant, the amount so verified by the Independent Public Accountants pursuant to Section 11.7(e) below.

            (e) If the Indemnifying Party shall disagree with the Claimant's calculation of the Tax owed to Claimant and within ten (10) days after receipt of such calculation requests in writing verification of such amount, such amount shall be verified by a firm of Independent Public Accountants. Within 15 days after the Indemnifying Party's request, the Independent Public Accountants shall either (i) confirm the accuracy of the Claimant's computation or (ii) notify the Claimant that such computation is inaccurate. In the case of (ii) above, the Independent Public Accountants shall recompute the amount of Tax owed to Claimant in such manner as the Independent Public Accountants determine and verify to be accurate. The costs of such verification shall be borne by the Indemnifying Party unless such verification shall result in an adjustment in the Indemnifying Party's favor of the Tax owed to Claimant as computed by the Claimant, in which case such costs shall be borne by the Claimant. The Claimant agrees to cooperate with such Independent Public Accountants and, subject to a confidentiality agreement reasonably satisfactory to the Claimant, to supply them with all information reasonably necessary to permit them to accomplish such review and determination. Such information shall be for the confidential use of the Independent Public Accountants and shall not be disclosed to the Indemnifying Party or to any other person. The Indemnifying Party and Claimant agree that the sole responsibility of the Independent Public Accountants shall be to determine and verify the amount of the amount of Tax owed to Claimant pursuant to this Section 11.7(e) and the matters of interpretation of this Agreement are not within the scope of the Independent Public Accountant's responsibility.

            (f) Except as otherwise specifically provided in this Agreement, each party shall bear its own Fees and Costs incurred in connection with a Tax Liability Issue for which such party and its affiliates are liable under this Agreement.

       11.8 Consideration. Any indemnification payments made by the Shareholders or Jabil pursuant to this Article shall be deemed adjustments to the consideration for the Merger.

12.    Miscellaneous.

       12.1 Notices. Any notice required or permitted to be given under this Agreement must be in writing and sent by recognized overnight courier (such as, by way of example and not limitation, Airborne or Federal Express) or by certified or registered mail, first class postage prepaid, or delivered by hand, addressed as follows:

            (a) To Jabil:               Jabil Circuit, Inc.
                                        10800 Roosevelt Blvd.
                                        St. Petersburg, Florida 33716
                                        Attention: President

                with a copy to:         Honigman Miller Schwartz and Cohn
                                        2290 First National Building
                                        Detroit, Michigan 48226
                                        Attention: Donald J. Kunz, Esq.

            (b) To GET or Mr. Fang:     GET Manufacturing, Inc.
                                        5/F., Ka Fu Close
                                        Sheung Shui, N.T.
                                        Hong Kong
                                        Attention: Samuel Fang

                With a copy to:         Wilson Sonsini Goodrich & Rosati
                                        650 Page Mill Road
                                        Palo Alto, California 94301
                                       Attention: Robert P. Latta, Esq.

Addresses for notices may be changed by notice given pursuant to this Section
12.1. Notice shall be deemed given on the date delivered if delivered by hand. Notice sent by recognized overnight courier shall be deemed given on the business day following delivery to such recognized overnight courier. Notice mailed as provided herein shall be deemed given on the third (3rd) business day following the date so mailed.

       12.2 No Waiver. No waiver of any breach of any provision of this Agreement will be deemed a waiver of any preceding or succeeding breach or of any other provision of this Agreement. No extension of time for performance of any obligations or acts will be deemed an extension of the time for performance of any other obligations or acts.

       12.3 Successors and Assigns. This Agreement will bind and inure to the benefit of the parties and their successors and assigns; provided that (a) neither GET nor Mr. Fang will assign this Agreement, any Related Agreement or any rights under this Agreement or any Related Agreement to any other person without the prior written consent of Jabil and (b) Merger Sub will have the right to assign this Agreement and the Related Agreements to any direct or indirect wholly-owned subsidiary of Jabil; provided, however, that no such assignment shall adversely affect the rights of GET, Mr. Fang or the other Shareholders hereunder, including, without limitation, by reducing the number or changing the form of the Jabil Shares.

       12.4 Severability. The provisions of this Agreement will be deemed severable, and if any provision or part of this Agreement is held illegal, void or invalid under applicable Laws, such provision or part may be changed to the extent reasonably necessary to make the provision or part, as so changed, legal, valid and binding. If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement will not in any way be affected or impaired but will remain binding in accordance with their terms.

       12.5 Entire Agreement; Amendment.

            (a) This Agreement, the Related Agreements and the schedules and the exhibits attached to this Agreement and the Related Agreements contain the entire agreement of the parties with respect to the Merger and the other transactions contemplated by this Agreement and the Related Agreements, and no representations made by any party may be relied on unless set forth in this Agreement, the Related Agreements or in the exhibits and schedules to this Agreement and the Related Agreements.

            (b) Subject to applicable law, at any time prior to the consummation of the Merger, whether before or after approval of the Transactions by the Shareholders, GET and Jabil may, by action authorized by their respective Boards of Directors, (a) mutually amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other person or entity, (c) waive any inaccuracies in the representations or warranties contained in the Agreement, or (d) waive compliance with any of the agreements or conditions contained herein. Notwithstanding the foregoing, after any approval of the Merger by the Shareholders, there will not be, without further approval of such Shareholders, any amendment, extension or waiver of this Agreement which reduces the amount or changes the form of the Jabil Shares to be delivered to the Shareholders. This Agreement may not be amended except by a writing signed by all of the parties by persons authorized to execute such writing. Any agreement of a party to any extension or waiver will be valid only if set forth in a writing signed on behalf of such party by a person authorized to execute such writing, but any waiver or failure to insist on strict compliance with any obligation, covenant, agreement or condition will not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

       12.6 Cost of Litigation. If any party breaches this Agreement or any Related Agreement and if counsel is employed to enforce this Agreement or a Related Agreement, the successful party will be entitled to Fees and Costs associated with such enforcement.

       12.7 Interpretation.

            (a) This Agreement and the Related Agreements are being entered into among competent and experienced business persons, represented by counsel, and have been reviewed by the parties and their counsel. Therefore, any ambiguous language in this Agreement or any Related Agreement will not necessarily be construed against any particular party as the drafter of such language. The headings contained in this Agreement are solely for the purposes of reference, are not part of the agreement of the parties and will not in any way affect the meaning or interpretation of this Agreement.

            (b) Any statement under this Agreement made "to the knowledge" of a party will be deemed to have been made to the actual knowledge of such party after such party has made reasonable investigation and inquiry of the circumstances relating to such statement.

Notwithstanding the foregoing, a statement under this Agreement made to the knowledge of GET means to the actual knowledge of the officers of the Companies after such persons have made reasonable investigation and inquiry of the circumstances relating to such statement.

            (c) All dates and times in this Agreement shall be determined by reference to local time in St. Petersburg, Florida.

       12.8 Legend. In addition to any legends pursuant to Section 8.7, each certificate for the Jabil Shares to be delivered to the Shareholders pursuant to the Merger will be imprinted with a legend in substantially the following form, together with any legend permitted pursuant to this Agreement:

            THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT AND AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE ISSUER TO SUCH EFFECT.

       12.9 Counterparts. This Agreement may be executed in counterparts each of which, when taken together, will be deemed an original of this Agreement.

       12.10 Applicable Law. This Agreement and any dispute arising hereunder or related hereto will be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the choice of law provisions thereof.

       12.11 Expenses. GET, Jabil and Merger Sub will each bear its own expenses in connection with the transactions contemplated by this Agreement, including costs of their respective brokers, financial advisors, attorneys and accountants, regardless of whether any of the Transactions are consummated.

       12.12 Press Releases. On or before the Effective Time of the Merger, no party will issue or authorize to be issued any press release or similar announcement concerning the Agreement or any of the Transactions without the prior approval of the other party; provided, however, that Jabil will be permitted to make such disclosures as necessary to comply with any applicable securities laws or stock exchange policies, and that no press release shall mention Mr. Fang in his capacity as a shareholder or a party to this Agreement (as opposed to his role as President of GET) without his consent.

       12.13 Further Assurances. At any time and from time to time after the Effective Time, the parties agree to cooperate in all reasonable respects with each other, to execute and deliver such other documents, instruments of assignment, books and records, and so all such further acts and things as may be reasonably required to carry out the transactions contemplated hereby.

       12.14 Transfer Taxes. All transfer, documentary, stamp and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and/or the Merger (including any taxes imposed by any state or subdivision) will be paid by the Shareholders when due, and the Shareholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, stamp and other such taxes and fees and, if Jabil or its affiliates are required by applicable law to execute such Tax Returns, Jabil will, and will cause its affiliates to, not later than five business days following a Shareholder's written request, join in the execution of any such Tax Returns.

                  [Remainder of page intentionally left blank;
                      signature page follows immediately.]

       In Witness Whereof, the parties have executed this Agreement on the date set forth in the introductory paragraph of this Agreement.


                                   JABIL CIRCUIT, INC.
                                   a Delaware corporation


                                   By: _________________________________________

                                       Name: ___________________________________
                                       Title: __________________________________


                                   JG ACQUISITION, INC.,
                                   a Michigan corporation


                                   By: _________________________________________

                                       Name: ___________________________________
                                       Title: __________________________________


                                   GET MANUFACTURING, INC.,
                                   a British Virgin Islands corporation


                                   By: _________________________________________

                                       Name: ___________________________________
                                       Title: __________________________________


                                               _________________________________
                                               SHIN FANG

                                             WSGR Draft of September 9(4), 1999


                                  AMENDMENT TO

                          AGREEMENT AND PLAN OF MERGER

         THIS AMENDMENT (this "Amendment") to the Agreement and Plan of Merger dated August 11, 1999, among Jabil Circuit, Inc., JG Acquisition, Inc., GET Manufacturing, Inc. and Mr. Shin Fang (the "Merger Agreement"), is executed effective as of September 13, 1999.

                                    Recitals
                                    --------

         A. The undersigned desire to amend the Merger Agreement pursuant to
Section 12.5 thereof as set forth below.

         B. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Merger Agreement. Except as otherwise explicitly stated to the contrary, references in this Amendment to "Sections" are to the corresponding Sections of the Merger Agreement.

         NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

         1. Adjustment of Purchase Price. Section 3.1(b) is amended by deleting the figure "$245,700,000" and inserting in its place the figure "$242,950,000".

         2. Registration on Form S-8. Section 3.1 is amended by adding to the end thereof the following:

             "Jabil shall file a registration statement on Form S-8 covering the Jabil Shares issuable with respect to the options to purchase GET Shares assumed by Jabil pursuant to this Section 3.1 as soon as practicable after the Closing Date and maintain such registration statement effective for so long as such options remain outstanding and shall at all times reserve sufficient Jabil Shares for issuance upon exercise of such options. Jabil will use commercially reasonable efforts to assist holders of such options in participating in any informal simultaneous exercise and sale facility that may be available to Jabil optionees generally."

         3. Amendment of Section 5.1(b). Section 5.1(b) is amended by adding to the end of the first sentence the following: "(4) is wholly owned by either GET or a wholly owned subsidiary of GET, except that General Electronics Telecommunication (Panyu) Limited (`GE Panyu') is a cooperative joint venture in which the rights and obligations of General Electronics (China) Limited (`GEL') over/towards GE Panyu are defined by the Panyu Contracts (as hereinafter defined)); and the registered capital of GE Panyu is HKD47,100,000, which has been fully paid up and has been contributed as to 85% by GEL and 15% by the Panyu Yixing Industrial Company (the `JV Partner')."

         4. Amendment of Section 5.6. Section 5.6 is amended by inserting immediately after Section 5.6(d) the following:

             "(e) With respect to the co-operative joint venture contract between GEL, the JV Partner and GE Panyu dated 1st July 1997 and the articles of association of GE Panyu dated 1st July 1997 (the "Panyu Contracts"):

                   (1) save that the parties to the Panyu Contracts have acted in accordance with the terms of the Panyu Contracts prior to the Panyu Contracts having been approved by the relevant approving authorities in the People's Republic of China (the "PRC"), neither GEL nor any of the Companies is, and, to the knowledge of GET and Mr. Fang, none of the third parties to the Panyu Contracts is, in material default nor, to the knowledge of GET or Mr. Fang, has such default been asserted by any party, and there has not occurred any event which, with or without the passage of time or giving of notice (or both), would constitute such a default on the part of any of the Companies or, to the knowledge of GET or Mr. Fang, on the part of any of such third parties;

                   (2) save that the parties to the Panyu Contracts have acted in accordance with the provisions of the Panyu Contracts with respect to profit distribution for the period prior to the Panyu Contracts having been approved by the relevant approving authorities in the PRC, the transactions contemplated by this Agreement, as amended, will not affect the rights and obligations of the parties to the Panyu Contracts thereunder nor the validity or enforceability of the Panyu Contracts and will not result in the imposition of any material restriction, limitation, cost or penalty to Jabil;

                   (3) save that the parties to the Panyu Contracts have acted in accordance with the terms of the Panyu Contracts prior to the Panyu Contracts having been approved by the relevant approving authorities in the PRC, GEL has performed in all material respects all of its obligations required to be performed by GEL under the Panyu Contracts prior to the Closing Date;

                   (4) neither GEL nor, to the knowledge of GEL, GET or Mr. Fang, the third parties to the Panyu Contracts, has repudiated any provision of the Panyu Contracts; and

                   (5) GET has delivered to Jabil a true and complete copy of each Panyu Contract (including all amendments and attachments thereto).

         5.  Amendment of Section 5.12(g).

             (a) The table entitled "Exhibits and Schedules" in the forepart of the Merger Agreement is amended by inserting in numerical order the phrase "Schedule 5.12(g) - Taxes".

             (b) The phrase "None of the Companies:" set forth at the beginning of Section 5.12(g) is hereby amended and restated to read in full as follows:
"Except as set forth on Schedule 5.12(g), none of the Companies:".

         6. Delivery of Updated Schedules. Jabil waives compliance by GET with the requirement set forth in Section 9.1(b) that updated Schedules to the Agreement be delivered three business days prior to the Closing Date. Attached hereto as Attachment A are updated Schedules to the Agreement, which updated Schedules are deemed to be timely delivered and satisfactory to Jabil and which are to be attached to and become a part of the Agreement.

         7. Waiver of Condition Precedent Regarding Code Section 280G. Jabil waives fulfillment of the condition set forth in Section 9.1(i).

         8. Typographical Correction. Section 9.2(d) is amended by deleting the phrase "l will have furnished" and inserting in its place the phrase "Jabil will have furnished".

         9. Amendment of Indemnification Arrangements. Section 11.5 is amended as follows:

             (a) By deleting the first sentence thereof and inserting in its place the following:

                   "The representations and warranties of GET and Jabil set
             forth in this Agreement shall survive only for a period ending at the close of business on the date (the "Claim Termination Date") that is the earlier of (i) the date that Jabil receives from its independent auditor its report on Jabil's fiscal 2000 financial statements or (ii) the date 12 months after the Effective Date, and any claim for indemnification by Jabil under Section 11.1 must be asserted by notice to the Representative within such period, or the same will be null and void, provided, however, that claims relating to those items identified in Sections 11.1(f) and 11.1(g) shall not be subject to the $350,000 deductible described in this
             Section 11.5."

             (b) By replacing the phrase "(except clause (4) of this Section 11.5) in the fourth sentence thereof with the phrase "(except as set forth in the proviso contained in the first sentence of this Section 11.5)".

             (c) By deleting from the fourth sentence thereof the phrase ", except for claims specified in (1), (2) or (3) of this Section 11.5 and for claims of breach of representations and warranties of Sections 5.1, 5.2 and 5.16."

         10. Amendment of Escrow Arrangements. Section 11.6 is amended by inserting immediately after the end thereof the following paragraph:

             "The Representative may at his sole option engage an assistant (an "Escrow Assistant") to assist him in carrying out his duties under this Section 11.6 and the Escrow Agreement. Subject to the restrictions set forth in this Section 11.6 and in the Escrow Agreement, any arrangements or agreements between the Representative and an Escrow Assistant shall be deemed to have been approved by and binding upon the Shareholders. The Escrow Assistant may be paid a fee as compensation for such services. The Escrow Assistant shall not be liable in his capacity as such to any of the Representative, the Shareholders and their respective affiliates or any other person with respect to any action taken or omitted to be taken by the Escrow Assistant under or in connection with this Agreement or the Escrow Agreement in his capacity as Escrow Assistant unless such action or omission results from or arises out of fraud, gross negligence, willful misconduct or bad faith on the part of the Escrow Assistant. Each Shareholder who votes in favor of the Merger pursuant to the terms hereof, by such vote, without any further action, and each Shareholder who receives any Jabil Shares in connection with the Merger, by acceptance thereof and without any further action, confirms the arrangements set forth in this paragraph."

         11. Amendment of Notice Provision. Section 12.1(b) is amended by deleting the phrase "5/F., Ka Fu Close" therein and inserting in its place the phrase "5/F., 9 Ka Fu Close".

         12. Amendment of Transmittal Letter. Exhibit A to the Merger Agreement is amended and restated in its entirety to read as set forth in Attachment B hereto.

         13. Amendment of Escrow Agreement. Exhibit B to the Merger Agreement is amended and restated in its entirety to read as set forth in Attachment C hereto.

         14. Amendment of Confidentiality and Non-Competition Agreement.
Section 4.2 of Exhibit K to the Merger Agreement containing the form of Confidentiality and Non-Competition Agreement is amended and restated in its entirety to read as follows: "`Term' means a period of two years beginning on the Closing Date."

         15. Certain British Virgin Islands Matters.

             (a) References in the Merger Agreement and the Related Agreements to the Constitution of GET shall be deemed to be references to the Memorandum and Articles of Association of GET.

             (b) Section 2.1(a) is amended by inserting as the first sentence thereof the following: "The constituent companies to the Merger are GET and Merger Sub".

             (c) Section 2.1(d) is amended by replacing the phrase "elected and qualified" therein with the phrase "appointed".

             (d) Section 2.2 is amended by replacing the second sentence thereof with the following sentence: "The Merger will become effective at the time at which the Registrar of Companies registers the Articles of Merger and issues a Certificate of Merger."

             (e) Section 4.2(b)(2) is amended by replacing the phrase "good standing certificate from the British Virgin Islands" therein with the phrase "Certificate of Good Standing from the British Virgin Islands Companies Registry".

             (f) Section 4.2(c) is amended by replacing the phrase "Each of GET and Jabil will cause certificates of merger to be filed" with the phrase "Each of GET and Merger Sub will cause, and Jabil will cause Merger Sub to cause, Articles of Merger to be filed".

             (g) Section 5.16(a) of the Merger Agreement is amended by inserting at the end thereof the phrase "and (3) are entitled to vote on the Merger".

             (h) Section 7.1 of the Merger Agreement is amended by adding to the end thereof the following: "Merger Sub has issued and outstanding 1000 shares of capital stock. all of which shares are (i) owned by Jabil; (ii) fully paid, nonassessable and free of preemptive rights created by Law or by Jabil or Merger Sub; and (iii) entitled to vote on the Merger."

         16. Legal Opinions. The parties confirm that the forms of legal opinions attached hereto as Attachment D are the forms of legal opinions to be delivered by counsel at the Closing as contemplated by the Merger Agreement.


         17. Miscellaneous. Except as specifically amended hereby, the Merger Agreement shall continue in full force and effect. This Amendment shall not itself be amended. Any future amendment to the Merger Agreement shall be effected in accordance with the terms thereof. This Amendment may be executed in several counterparts, each of which may be executed by fewer than all of the parties and as so executed shall constitute one Amendment which shall be binding on the Company and the Members. This Amendment shall be governed by the laws of the State of Delaware in the same manner as the Merger Agreement (as set forth in Section 12.10 thereof).

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         IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.


                                      JABIL CIRCUIT, INC.


                                      By:
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                                      Name:
                                           ------------------------------------

                                      Title:
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                                      JG ACQUISITION, INC.


                                      By:
                                         --------------------------------------

                                      Name:
                                           ------------------------------------

                                      Title:
                                            -----------------------------------



                                      GET MANUFACTURING, INC.


                                      By:
                                         --------------------------------------

                                      Name:
                                           ------------------------------------

                                      Title:
                                            -----------------------------------



                                      MR. FANG:


                                      -----------------------------------------
                                      Shin Fang